FULLER, TUBB, POMEROY & STOKES
                          A PROFESSIONAL CORPORATION
                              ATTORNEYS AT LAW
                   201 ROBERT S. KERR AVENUE, SUITE 1000
                          OKLAHOMA CITY, OK 73102
G. M. FULLER (1920-1999)                                 TELEPHONE 405-235-2575
JERRY TUBB                                               FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
     _____

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
BRADLEY D. AVEY

                                              April 21, 2003


John Reynolds, Assistant Director
Office of Small Business
Division of Corporation Finance
Securities and Exchange Commission
450 Fifth Street, N.W., Mail Stop 0304
Washington, D.C.   20549-0304

ATTENTION ROGER SCHWALL OR SUSAN MINN

       Re:     Utah Clay Technology, Inc.
               Form SB-2 Registration Statement, Post-Effective Amendment No. 2 Commission File #333-76110

Dear Mr. Reynolds:

     Utah Clay Technology, Inc. is filing its Post-Effective Amendment No. 2 to its Amendment No. 1 to Form SB-2 registration statement that was declared effective by the SEC on February 28, 2002. This amendment is being filed to (1) remove the audited financial statements for the year ended 12-31-01 and interim financial statements for the third quarter ended 09-30-02 and replace them with the audited financial statements for the year ended 12-31-02; (2) replace the Summary Consolidated Financial Information on page 3 with updated information;
(3) update the high and low bid information of the issuer's common stock on page 38; (4) update the executive compensation information on page 41; and (5) update the Recent Sales of Unregistered Securities on page 43.

     If you have any questions concerning this filing, please contact
Thomas J. Kenan at telephone number 405-235-2575, fax number 405-232-8384 or e-mail at kenan@ftpslaw.com.

                              Sincerely,

                              /s/ Thomas J. Kenan

                              Thomas J. Kenan
                              e-mail:  kenan@ftpslaw.com

John Reynolds                          2                          April 21, 2003




Enclosures

cc:    Dennis S. Engh
       Thomas F. Harrison
       Hamid Kabani, C.P.A.

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                   POST-EFFECTIVE AMENDMENT NO. 2 TO FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          Utah Clay Technology, Inc.
                 (Name of small business issuer in its charter)

                         Commission File No. 333-76110

     Utah                            1400                          87-0520575
  ----------                      ----------                      ------------
  (state of               (Primary Standard Industrial            (IRS Employer
incorporation)             Classification Code Number)             I.D. Number)


                             3985 South 2000 East
                          Salt Lake City, UT   84124
                                 801-424-0223
                        ------------------------------
             (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                                Dennis S. Engh
                             3985 South 2000 East
                          Salt Lake City, UT   84124
                                 801-424-0223
                        ------------------------------
           (Name, address and telephone number of agent for service)

                                  Copies to:
             Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                     201 Robert S. Kerr Avenue, Suite 1000
                           Oklahoma City, OK   73102

      Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         Calculation of Registration Fee


     Title of                          Proposed    Proposed
     each class                        maximum     maximum
     of securities      Amount         offering    aggregate    Amount of
     to be              to be           price      offering    registration
     registered       registered       per unit     price          fee
    -------------    ------------      --------    ---------   ------------

    Common Stock     33,900,119(1)        (2)          (2)       $507(2)

(1) In accordance with Rule 416 promulgated under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of common stock as may become issuable upon stock splits, stock dividends or similar transactions.

(2) These 33,900,119 shares are to be offered by selling shareholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.06 and an ask price of $0.065 on December 21, 2001 on the OTC Bulletin Board.
        Reg. 230.457(c).

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                     PROSPECTUS

                          UTAH CLAY TECHNOLOGY, INC.

                      33,900,119 Shares of Common Stock

      Up to 33,900,119 shares of common stock are being offered by certain persons who are, or will become, stockholders of Utah Clay Technology. Please refer to Selling Stockholders beginning on page 8. Of that total, two stockholders will sell up to 20,000,000 shares of common stock in this offering that they received pursuant to an Equity Line of Credit, and nine stockholders will sell up to 10,678,571 shares of common stock in this offering that they received through conversion of convertible debentures. Utah Clay Technology is not selling any shares of common stock in this offering; therefore, none of the proceeds of sale from this offering will go to us. We will, however, receive proceeds from our sale of common stock under the Equity Line of Credit to the two stockholders whose shares are registered for their resale. All costs associated with this registration will be borne by us. We have agreed to pay May Davis Group, Inc. and Dutchess Advisors, Ltd. fees aggregating 5 percent of the proceeds raised by us under the Equity Line of Credit.

      The selling stockholders will offer the shares for sale on a best-efforts basis from time to time in the over-the-counter market through brokers at prevailing and fluctuating prices and at customary brokers' commissions.

      The selling stockholders consist of:

      * DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P., who intend to sell up to 20,000,000 shares of common stock to be purchased under the Equity Line of Credit,

      * nine selling stockholders who intend to sell up to 10,678,571 shares of common stock obtained through the conversion of convertible debentures we recently sold to them, and

      * other selling stockholders, who intend to sell up to 3,221,548 shares of common stock purchased in private offerings.

     DRH Investment Company, LLC; Dutchess Private Equities Fund, L.P.; Dutchess Advisors, Ltd. and May Davis Group, Inc. are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. will pay us 85 percent of the average of the lowest three closing bid prices of our common stock during the 10-day period after we give notice to them of our demand - called a "put notice" - that they purchase a certain amount of our stock. This discount from our market price to be received by them will be an underwriting discount.
Dutchess Advisors, Ltd. and May Davis Group, Inc. will receive an aggregate of

5 percent of each payment made to us under the Equity Line of Credit, which 5 percent will be an underwriting commission.

     Utah Clay had a net loss of $773,025, or $0.025 a share on no sales for the year ended December 31, 2002. For the year ended December 31, 2001, Utah Clay Technology had a net loss of $717,868, or $0.03 a share on no sales.

                           _________________________

        Our common stock trades on the OTC Bulletin Board.  Its trading symbol is "UTCL".

     On April 9, 2003, the last reported sale price of our common stock was $0.006 a share.

                           _________________________

     With the exception of DRH Investment Company, LLC; Dutchess Private Equities Fund, L.P.; Dutchess Advisors, Ltd.; and May Davis Group, Inc., who are underwriters within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. The offering will terminate for the 20,000,000 shares to be issued under the Equity Line of Credit 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission and will terminate for all other shares in December 2004. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.
                           _________________________



The purchase of these shares involves     Neither the Securities and Exchange
a high degree of risk.  See "Risk         Commission nor any state securities
Factors," beginning on page 1.            commission has approved or disapproved
                                          these securities or determined if this
                                          offering memorandum is truthful or
                                          complete.  Any representation to the
                                          contrary is a criminal offense.

                           Utah Clay Technology, Inc.
                             3985 South 2000 East
                          Salt Lake City, UT   84124
                            Telephone 801-424-0223

                                April ___, 2003

                              TABLE OF CONTENTS
                              -----------------
                                                                           Page
                                                                          ------

Summary       ............................................................   1

The Offering  ............................................................   1

Risk Factors  ............................................................   3
     Risks Related to Our Business  ......................................   3
          No commercially viable deposits of kaolin have been found.
               We may never have revenues, in which event we
               will have to stop all operations.  ........................   3
          We require, but do not have, the funds needed to conduct
               an exploration program that would determine
               whether our properties do or do not contain
               reserves of kaolin.  If we do not obtain these
               funds, we may have to shut down all operations.  ..........   4
          We may lose the mining leases and mining claims we
               own or have the right to acquire if we fail to
               make required, annual, rental payments.   .................   4
          We may need to raise additional capital to finance operations.     4
          We have been the subject of a going concern opinion from
               our independent auditors, which means that we
               may not be able to continue operations unless
               we obtain additional funding.  ............................   5
          We have been subject to a working capital deficit and
               accumulated deficit.  .....................................   5
          Our common stock may be affected by limited trading
               volume and may fluctuate significantly.  ..................   5
          The market for our common stock is poorly developed.
               Purchasers of our securities should anticipate
               a thin and volatile market.  Investors that purchase
               our common stock may not be able to sell
               their securities.  ........................................   5
          We could fail to attract or retain key personnel.  .............   6

     Risks Related to This Offering
          Future sales by our stockholders may adversely affect
               our stock price and our ability to raise funds in
               new stock offerings.  .....................................   6
          Existing shareholders will experience significant dilution from our sale of shares under the Equity Line of
               Credit and the conversion of the convertible
               debentures to stock.  .....................................   6

          The holders of the convertible debentures will be able to
               convert their debentures to shares of common
               stock at conversion values less than the then-prevailing
               market price of our common stock.  And, investors
               under the Equity Line of Credit will pay less than
               the then-prevailing market price of our common
               stock.  ...................................................   7
          The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock
               price to decline.  ........................................   7
          Our common stock has been relatively thinly traded and
               we cannot predict the extent to which a trading
               market will develop.  .....................................   7
          The price you pay in this offering will fluctuate.  ............   7
          We may not be able to access sufficient funds under the
               Equity Line of Credit when needed.  .......................   7

Forward-Looking Statements   .............................................   8

Selling Stockholders   ...................................................   8

Use of Proceeds  .........................................................  10

Dilution  ................................................................  11

Capitalization  ..........................................................  12

Equity Line of Credit  ...................................................  13
     Puts   ..............................................................  13
     Mechanics  ..........................................................  13
     Open Period  ........................................................  14
     Purchase Price  .....................................................  14
     Maximum Put Amount  .................................................  14
     Maximum Amount Subject to Each Put Notice  ..........................  14
     Number of Shares to Be Issued  ......................................  14
     Registration Rights  ................................................  15
     Net Proceeds  .......................................................  15
     Use of Proceeds  ....................................................  15
     Placement and Advisory Fees  ........................................  15

Plan of Distribution  ....................................................  16

Legal Proceedings  .......................................................  17

Directors, Executive Officers, Promoters and Control Persons  ............  17

Securities Ownership of Certain Beneficial Owners and Management  ........  19

Description of Securities  ...............................................  19
     Common Stock   ......................................................  19
          Voting Rights  .................................................  19
          Dividend Rights   ..............................................  19
          Liquidation Rights  ............................................  20
          Preemptive Rights  .............................................  20
          Registrar and Transfer Agent  ..................................  20
          Dissenters' Rights  ............................................  20
     Preferred Stock  ....................................................  20
          Series A Preferred Stock  ......................................  20
          Series B Preferred Stock  ......................................  21
     Convertible Debentures  .............................................  21
     Warrants  ...........................................................  22
     Stock Options  ......................................................  23

Interest of Named Experts and Counsel  ...................................  23

Indemnification  .........................................................  23

Description of Business  .................................................  24
     Business Development  ...............................................  24
     Competition  ........................................................  26
     Distribution Methods  ...............................................  26
     Patents  ............................................................  26
     Government Approval of Principal Products  ..........................  26
     Government Regulations  .............................................  26
     Costs and Effects of Complying with Environmental Laws  .............  27
     Employees  ..........................................................  27
     Working Capital Requirements  .......................................  27
     Product Research and Development During the Next Twelve Months  .....  27
     Additional Employees  ...............................................  27

Description of Property  .................................................  27
     Location and Means of Access to the Properties  .....................  28
     Description of Our Title  ...........................................  29
     History of Mineral Exploration  .....................................  34
     Plant and Equipment  ................................................  35
     Plan of Operations for the Next Twelve Months  ......................  35
     Rock Formations and Mineralization  .................................  36
     Geology  ............................................................  38

Certain Relationships and Related Transactions  ..........................  38

Market for Common Equity and Related Stockholder Matters  ................  38

Penny Stock Regulations  .................................................  38
     The Penny Stock Suitability Rule  ...................................  39
     The Penny Stock Disclosure Rule  ....................................  39
     Effects of the Rule  ................................................  40
     Potential De-Listing of Common Stock  ...............................  40
     Reports to Security Holders  ........................................  40

Executive Compensation  ..................................................  40
     Stock Options  ......................................................  41
     Directors  ..........................................................  41
     Employment Contracts  ...............................................  41

Changes In and Disagreements With Accountants on Accounting and
     Financial Disclosure  ...............................................  41

Additional Information  ..................................................  42

Financial Statements  ....................................................  43

                                    SUMMARY

      Our Company. Our company, Utah Clay Technology, Inc., is an exploration-stage corporation organized to explore, define and test kaolin clay from our White Mountain and Oro Blanco leases and three other properties under option to lease to us. Subject to our obtaining the necessary funds, we propose to continue to explore our properties and to develop our properties if the exploration and tests should indicate that development is warranted. All properties are in the State of Utah.

      There is no assurance that there is a commercially viable mineral deposit on any of the properties. Laboratory tests conducted by independent laboratories have determined that our properties, to some extent, contain a mineral composition of hydrothermal kaolin that has met industry standards for fillers in paint. We must conduct further exploration before we can make a final evaluation as to the economic and legal feasibility of developing our properties.

      Our principal office is located at 3985 South 2000 East, Salt Lake City, Utah 84124. Our telephone number is (801) 424-0223.

      Plan of Distribution. The selling stockholders will offer their shares of common stock from time to time in the over-the-counter market through brokers at prevailing, fluctuating market prices. The brokers will receive no more than ordinary and customary commissions.

                                 THE OFFERING

      This offering relates to the sale of common stock by certain persons who are, or will become, shareholders of Utah Clay Technology. The selling stockholders consist of:

      * DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P., who intend to sell up to 20,000,000 shares of common stock to be purchased under an Equity Line of Credit,

      * nine selling stockholders who intend to sell up to 10,678,571 shares of common stock obtained through the conversion of convertible debentures we recently sold to them, and

      * other selling stockholders, who intend to sell up to 3,221,548 shares of common stock purchased in private offerings.

      Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P., shares of our common stock for a total purchase price of $6.0 million. They will pay us 85 percent of the average of the lowest three closing bid prices of our common stock during the 10 trading days after we give notice to them of our demand - called a "put notice" - that they purchase a certain amount of our stock. They intend to resell any shares purchased under the equity line of credit at the then prevailing market price. Among other things, this Prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

      This Prospectus also relates to 10,678,571 shares of our common stock that we have reserved for possible issuance to the nine holders of 3-Year 5% Convertible Debentures in the principal amount of $195,000. The holders of these convertible debentures have the right to convert the debentures, with accrued interest, into shares of our common stock at the lesser of 120 percent of the closing bid price of our common stock on the date the debentures were issued (which 120 percent is $0.084 for $100,000 of the debentures and $0.072 for $95,000 of the debentures) or 75 percent of the average of the three lowest closing bid prices for our common stock during the ten trading days prior to the dates the holders give us their notices of conversion.

Common Stock Offered           Up to 33,900,119 shares by selling stockholders.

Offering Price                 Prevailing market prices.

Common Stock Outstanding
Before This Offering           31,241,801 shares.

Use of Proceeds                We will not receive any proceeds of the shares
                               sold by the selling stockholders. Any proceeds we receive from the sale of common stock under the Equity Line of Credit will be used for rentals on mining properties, exploration expenses on our mining properties, management compensation, working capital and possibly for construction costs of a processing facility for kaolin, should exploration on our mining properties justify such construction.

Risk Factors                   The securities offered involve a high decree of
                               risk and immediate substantial dilution.  See
                               "Risk Factors" and "Dilution."

OTC Bulletin Board Common
Stock Symbol                   UTCL

            Summary Consolidated Financial Information

                                 For the Year      For the Year
                                 Ended 12-31-02    Ended 12-31-01
                                 --------------    --------------
Statement of Operations Data:

     Revenues                     $           0     $           0
     Total expenses                     772,925           717,596
     Loss before income taxes           772,925           717,596
     Net loss                           773,025           717,868
     Net loss a share -
      basic and diluted           $        0.03     $        0.03




                                    12-31-02          12-31-01
                                 --------------    --------------
Balance Sheet Data:

     Cash                         $          81     $      84,559
     Accounts receivable                      0               350
     Total current assets                    81            84,909
     Total assets                            81           215,393
     Accounts payable                   117,278            87,623
     Accrued expenses                   467,820           204,868
     Loans payable - officers
      and directors                     422,178           420,428
     Notes payable                      281,263           178,600
     Convertible Debentures             192,000           195,000
     Total current liabilities        1,288,539           891,519
     Total liabilities                1,480,539         1,086,519
     Total shareholders' deficit    (1,480,458)         (871,126)



                                  RISK FACTORS
                                  ------------

      The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares should not be made by persons who cannot afford the loss of their entire investment.

                         RISKS RELATED TO OUR BUSINESS

      No commercially viable deposits of kaolin have been found. We may never have revenues, in which event we will have to stop all operations.

            The efforts of our founders and then of our company after its incorporation in 1994 have been to locate the principal kaolin deposits in Utah, place them under lease, and conduct exploratory drilling for property appraisal purposes.

      Our limited exploratory drilling to date has outlined a potential product slate of small particle size calcined and uncalcined clays. Calcined clays are clays that have been heated to such a high temperature that the clays' molecular structure has been modified. The extracted minerals have been tested both in the laboratory and with commercial buyers, but our limited exploratory drilling has been insufficient in scope to outline commercially viable reserves.

      Since we have no reserves, we cannot estimate how long we will be able to provide marketable kaolin from our properties. We may never have revenues, in which event we will have to stop all operations.


      We require, but do not have, the funds needed to conduct an exploration program that would determine whether our properties do or do not contain reserves of kaolin. If we do not obtain these funds, we may have to shut down all operations.

            A proper drilling and testing program on our Oro Blanco and White Mountain leases will cost approximately $500,000. We lack this capital. We believe we have identified a source for this capital need - an Equity Line of Credit, but there is no assurance this will prove to be the case. Unless the trading volume in our common stock increases, we may not obtain this amount of capital from the Equity Line of Credit.

            We have options to acquire three other properties that are owned by the persons that manage our company. The exercise prices of these three options have not been set but are to be the fair market values of the properties as determined by an independent engineer. We do not have the funds needed to conduct a proper drilling and testing program on these three, optioned properties, and we cannot assure investors that we can get the funds for these programs from our Equity Line of Credit.

      We may lose the mining leases and mining claims we own or have the right to acquire if we fail to make required, annual, rental payments.

           We are required to make annual payments of approximately $50,000 to retain the mining leases and claims we own or have an option to acquire. We have no income yet, so we are dependent each year on raising the funds needed to make these payments.

      We may need to raise additional capital to finance operations.

           We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings, the sale of common stock from third parties, and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and possible expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing, whether from external sources or related parties, will be available if needed or on favorable terms. Our inability to obtain adequate financing would result in the need to curtail operations, would be materially harmful to our business, and may result in a lower stock price.

      We have been the subject of a going concern opinion from our independent auditors, which means that we may not be able to continue operations unless we obtain additional funding.

           Our independent auditors have added an explanatory paragraph to their audit opinions, issued in connection with our financial statements, which states that our ability to continue as a going concern is uncertain due to our continued operating losses, the excess of our liabilities over our assets and uncertain conditions we face in our day-to-day operations. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

      We have been subject to a working capital deficit and accumulated deficit.

           We had a working capital deficit of $806,610 at December 31, 2001. We had an accumulated deficit of $3.3 million at December 31, 2001.

      Our common stock may be affected by limited trading volume and may fluctuate significantly.

           Prior to this offering, there has been a limited public market for our common stock. There can be no assurance that an active trading market for our common stock will develop. This could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

      The market for our common stock is poorly developed. Purchasers of our securities should anticipate a thin and volatile market. Investors that purchase our common stock may not be able to sell their securities.

            There are many days when our common stock does not trade at all in the over-the-counter market. The spread between the quoted bid and ask prices is usually great. The stock has never traded above $5, the price required to remove certain trading requirements imposed on Bulletin Board "penny stocks." Until these trading requirements are removed, many brokerage firms will not allow their brokers to recommend our stock for purchase by their customers. Investors that purchase our common stock may not be able to sell their securities.

     We could fail to attract or retain key personnel.

          Success for our company will depend upon the efforts and abilities of key executives and consultants, including our president, Dennis S. Engh.
Should our mining properties prove to be worthy of development, we will have to attract many executives and personnel that are experienced in mining and processing kaolin and able to develop our company from an exploration company to a mining, processing and product distribution company. We do not have these personnel now, and there is no assurance that we can attract such personnel to move from wherever they now live to a relatively remote area of Utah.

                        RISKS RELATED TO THIS OFFERING

     Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

          Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 31,241,801 shares of common stock outstanding as of December 21, 2001, 24,961,874 shares are, or will be, freely tradable without restriction, unless held by our affiliates. The remaining 6,279,927 shares of common stock held by existing stockholders are restricted securities and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule
144. Immediately following the effective date of this prospectus, and not including the shares to be issued under the Equity Line of Credit or the shares to be issued upon conversion of the convertible debentures, 28,183,422 shares of common stock would be freely tradable without restriction, unless held by our affiliates.

          Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 30,678,571 shares of common stock outstanding. All of these additional shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the two investors under the terms of the Equity Line of Credit Agreement and the conversion of the convertible debentures to shares of common stock.

     Existing shareholders will experience significant dilution from our sale of shares under the Equity Line of Credit and the conversion of the convertible debentures to stock.

          The sale of shares pursuant to the Equity Line of Credit and the conversion of the convertible debentures to shares of common stock will have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is, the more shares of common stock we will have to issue through conversion of our convertible debentures to common stock and under the Equity Line of Credit to draw down the full amount. The lower our stock price, the greater the dilution will be for our existing shareholders. The higher our stock price, the greater the dilution will be for new shareholders.

     The holders of the convertible debentures will be able to convert their debentures to shares of common stock at conversion values less than the then-prevailing market price of our common stock. And, investors under the Equity Line of Credit will pay less than the then-prevailing market price of our common stock.

          The common stock to be issued upon conversion of our convertible debentures will be issued at values at least 25 percent lower than the average closing bid price for our common stock during the 10 trading days prior to the date we get notice of a conversion. The common stock to be issued under the Equity Line of Credit will be issued at a 15-percent discount to the average of the lowest three closing bid prices for the 10 trading days immediately following the notice date of our "put." These discounted conversion prices and sales could cause the price of our common stock to decline.

     The selling stockholders intend to sell their shares of common stock in the market, which sales may cause our stock price to decline.

          The selling shareholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 33,900,119 of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

     Our common stock has been relatively thinly traded and we cannot predict the extent to which a trading market will develop.

          Before this offering, our common stock has traded on the OTC Bulletin Board. Our common stock is thinly traded compared to larger, more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

     The price you pay in this offering will fluctuate.

          The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTC Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

     We may not be able to access sufficient funds under the Equity Line of Credit when needed.

          We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part because the amount of financing available will fluctuate with the market price and volume of our common stock. As the market price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

                          FORWARD-LOOKING STATEMENTS

Forward-looking statements

     Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words may, will, should, expect, anticipate, estimate, believe, intend or project or the negative of these words or other variations on these words or comparable terminology.

     This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under Management's Discussion and Analysis or Plan of Operations and Business, as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under Risk Factors and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                            SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. have each agreed to purchase up to $3.0 million of common stock from us. None of the selling stockholders has held a position or office, or had any other material relationship, with us except as follows:

      * DRH Investment Company, LLC is an investor under the Equity Line of Credit. All its investment decisions are made by Hunter Singer, Alfred Hahnfeldt, and David Danovitch. Neither DRH Investment Company, LLC nor its agents has a short position or has had a short position at any time since the Equity Line of Credit agreement was executed on November 30, 2001.

      * Dutchess Private Equities Fund, L.P. is an investor under the Equity Line of Credit. All its investment decisions are made by Dutchess Capital Management, LLC of which Michael A. Novielli and Douglas H. Leighton are the managing members. Neither Dutchess Private Equities Fund, L.P. nor its agents has a short position or has had a short position at any time since the Equity Line of Credit agreement was executed on November 30, 2001.

      * May Davis Group, Inc. acted as an underwriter for the placement of our $195,000 3-Year, 5% Convertible Debenture and for the placement of the Equity Line of Credit. It received 1,285,700 shares of our common stock as a placement fee with regard to DRH Investment Company, LLC's agreeing to purchase up to $3 million worth of our common stock in the Equity Line of Credit. It assigned the 1,285,700 shares of our common stock to three employees, Michael Jacobs - 321,425 shares, Hunter Singer - 321,425 shares and Owen May - 642,850 shares. May Davis Group, Inc. will also receive 5 percent of the amount of all such stock purchases by DRH Investment Company. All investment decisions of May Davis Group, Inc. are made by Michael Jacobs.

      * Duchess Advisors Ltd. received 964,428 shares of our common stock as a placement fee with regard to Dutchess Private Equities Fund, L.P.'s agreeing to purchase up to $3 million worth of our common stock in the Equity Line of Credit. It will also receive 5 percent of the amount of all such stock purchases by Dutchess Private Equities, L.P. All its investment decisions are made by Michael A. Novielli and Douglas H. Leighton.

     The table follows:


                                                                                           Percentage of
                                                                                            Outstanding
                             Percentage of                  Percentage of   Shares To Be   Shares To Be                Percentage of
                              Outstanding                    Outstanding      Acquired       Acquired                   Outstanding
                  Shares        Shares     Shares To Be    Shares To Be       Through        Through                      Shares
 Selling       Beneficially  Beneficially    Acquired     Acquired Under   Conversion of  Conversion of  Shares To Be  Beneficially
Security       Owned Before  Owned Before  Under Equity   Equity Line of    Convertible    Convertible    Sold In The   Owned After
 Holder          Offering      Offering   Line of Credit      Credit        Debentures     Debentures      Offering      Offering
--------      -------------  ------------ --------------  --------------  --------------  -------------  ------------  -------------
DRH Investment
Company, LLC           0          0         10,000,000         16.1%              0              0         10,000,000         0

Dutchess
Private
Equities
Fund, L.P.       321,420         1.0%       10,000,000         16.1%              0              0         10,321,420         0

May Davis
Group, Inc.      200,000          0                  0           0                0              0            200,000(1)      0

Michael Jacobs   321,425         1.0%                0           0                0              0            321,425         0

Hunter Singer    321,425         1.0%                0           0                0              0            321,425         0

Owen May         642,850         2.0%                0           0                0              0            642,850         0

Dutchess
Advisors,
Ltd.             964,428         3.1%                0           0                0              0            964,428         0

Joseph B.
LaRocco          450,000         1.4%                0           0                0              0            450,000         0

Keyway Holding
Company                0          0                  0           0        1,369,047             2.2%        1,369,074         0

Michael E.
Jassen                 0          0                  0           0        1,369,047             2.2%        1,369,047         0

Robert L.
Anoff                  0          0                  0           0          821,428             1.3%          821,428         0

Ralph Glasgal          0          0                  0           0          547,618             0.9%          547,618         0

David F. Miller        0          0                  0           0        1,369,047             2.2%        1,369,047         0

Marvin Ecloff          0          0                  0           0        1,369,047             2.2%        1,369,047         0

John S. McNeil         0          0                  0           0        1,095,238             1.8%        1,095,238         0

William A.
Murphy                 0          0                  0           0        1,369,047             2.2%        1,369,047         0

Anand Dhanda           0          0                  0           0        1,369,047             2.2%        1,369,047         0


_________________________

(1) This figure represents the exercise of 200,000 Common Stock Purchase Warrants at $0.0707 a warrant and the sale of the stock obtained.

     USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from our sale of shares of common stock to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 85 percent of the average of the lowest three closing bid prices of our common stock on the OTC Bulletin Board during the 10-day period immediately following the date we give notice of a demand - a "put notice" - that they purchase a certain amount of stock.

     For illustrative purposes, we set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $25,000 and consulting fees of 5.0 percent of the gross proceeds raised under the Equity Line of Credit.

Gross Proceeds               $1,000,000   $2,000,000   $4,000,000   $6,000,000

Net Proceeds                 $  925,000   $1,875,000   $3,775,000   $5,675,000

Use of Proceeds:               Amount       Amount       Amount       Amount
----------------               ------       ------       ------       ------

Mining Properties Rentals    $   60,000   $   60,000   $   60,000   $   60,000

Exploration and Coring       $  500,000   $  500,000   $  500,000   $  500,000

Construction of Processing
Facility                     $   65,000   $  990,000   $2,840,000   $4,740,000

Management Compensation      $  150,000   $  150,000   $  150,000   $  150,000

Debt Payment(1)              $   75,000   $   75,000   $   75,000   $   75,000

Working Capital              $   75,000   $  100,000   $  150,000   $   50,000

Total                        $  925,000   $1,875,000   $3,775,000   $5,675,000
                             ==========   ==========   ==========   ==========

(1) The debt to be repaid with the net proceeds to be received under the Equity Line of Credit consists of the current liabilities of Utah Clay Technology substantially as they appear on the September 30, 2001 balance sheet in the financial statements herein.

                                   DILUTION

     The net tangible book value of Utah Clay Technology as of December 31, 2001 was ($0.03) a share of common stock. Net tangible book value is determined by dividing the tangible book value - total tangible assets less total liabilities, or ($871,126) - by the number of outstanding shares of our common stock. This offering is being made solely by the selling stockholders, and none of the proceeds will be paid to us. Our net tangible book value, however, will be impacted positively by the funds we will receive in the private placement that precedes each issuance of stock by us to the two investors in the Equity Line of Credit and negatively by the amount of common stock issued under the Equity Line of Credit and through the conversion of the convertible debentures. The following example shows the dilution to new investors at an offering price of $0.09 a share, the asking price for our common stock in the OTC Bulletin Board on November 30, 2001, the day we executed the Equity Line of Credit Agreement and sole the convertible debentures.

     If we assume that Utah Clay Technology issues 20,000,000 shares under the Equity Line of Credit and that the shares are sold at 85 percent of a $0.07 bid price of our common stock (the bid price on November 30, 2001), we will receive $1,190,000 gross from the two investors, less 5 percent aggregate commissions to May Davis Group, Inc. and Dutchess Advisors, Inc., and less $25,000 offering expenses, or a net of $1,105,500. If we also assume that the holders of the $195,000 in convertible debentures convert their debentures when the effective bid price of our common stock is the same $0.07 a share, they will convert them at 75 percent of this bid price, or $0.0525 a share, for a total of 3,714,286 shares. We will also assume that May Davis Group, Inc. exercises its 200,000 cashless warrants at $0.0707. These assumed transactions would increase our tangible book value by $1,105,500 from ($871,126) to $234,374 and our outstanding number of shares of common stock from 31,241,801 shares immediately before these transactions to approximately 55,156,087 shares. The following table shows the dilution per share of our common stock to persons buying our common stock in the open market at the assumed price of $0.09 a share (the asking price when the bid price was $0.07 a share):

Assumed offering price on the OTC Bulletin Board                          $ 0.09

Net tangible book value a share before this offering           $(0.03)

Increase attributable to new investors                            .03
                                                               -------
Net tangible book value a share after this offering                          .00
                                                                          ------
Dilution per share to new shareholders                                    $ 0.09


     The offering price of our common stock on the OTC Bulletin Board is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, the following table shows the dilution a share at various assumed offering prices:

   Assumed            No. of Shares       Dilution per Share
Offering price        To Be Issued         To New Investors
--------------       ---------------     --------------------

   $0.09               23,914,286                $0.09
   $0.15               22,521,429                $0.12
   $0.25               22,521,429                $0.19
   $0.50               18,207,703                $0.40
   $1.00               10,364,566                $0.88

                                 CAPITALIZATION

     The following table sets forth the total capitalization of Utah Clay Technology as of December 31, 2001.

     Stockholders' deficit:

     Preferred stock, $0.001 par value; 10,000,000 shares
     authorized, 84,817 shares issued and outstanding               $         85

     Common stock, $0.001 par value; 30,000,000 shares authorized,
     28,220,253 issued and outstanding                                    28,220

     Additional paid-in capital                                        2,492,984

     Stock subscription receivable                                      (59,880)

     Shares issued for prepaid consulting fees                          (49,500)

     Deficit                                                         (3,283,035)
                                                                     -----------

     Total stockholders' deficit                                       (871,126)
                                                                     -----------

        Total capitalization                                           (871,126)
                                                                     ===========

                            EQUITY LINE OF CREDIT

     Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell shares of our common stock to two investors for a possible maximum purchase price of $6.0 million. If we issue a "put notice" under the Equity Line of Credit, DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. must purchase a definable number of shares of our common stock at a per-share purchase price equal to 85 percent of the average of the three lowest closing bid prices on the OTC Bulletin Board, or other principal market on which our common stock is traded, for the 10 trading days immediately following the notice date. DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. intend to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. under the Equity Line of Credit. DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. cannot transfer their interest in the Equity Line of Credit to any other person.

     Using our recent trading volume and stock price information, we would be able to draw down approximately $198 every thirteen trading days from the effective date of the accompanying registration statement during the next 24 months. This would result in an aggregate of approximately $8,000 received by us under the Equity Line of Credit. As such, unless our average trading volume or stock price increases significantly and thereby increases the amount available under the Equity Line of Credit, we will be able to draw down only a small portion of the $6.0 million available under the Equity Line of Credit.

     The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon our registering the shares of common stock with the Securities and Exchange Commission.

Puts. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as a "put." We may issue a "put notice" every 13 trading days.

Mechanics. We may, at our discretion, issue written put notices to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P., specifying the dollar amount up to the maximum put amount. A closing will be held 13 trading days after each such written put notice at which time we will deliver shares of common stock and DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. will pay the put notice amount. We have the ability to determine when and if we desire to issue a put notice.

Open Period. We may issue a put notice at any time during the open period but not more frequently than every 13 trading days. The open period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The open period expires on the earlier to occur of (i) the date on which DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. have made advances totaling $6.0 million or (ii) 24 months later.

Purchase Price. For each 10-day purchase period commencing with our issuance of a put notice, the two investors will purchase shares of common stock from us at a price equal to 85 percent of the average of the three lowest closing bid prices for our common stock during such 10-day period.

Maximum Put Notice Amount. We may not issue put notices in excess of a total of $6.0 million. In addition, each individual put notice is subject to a maximum amount based on an average daily volume of our common stock. The maximum amount of each put notice is equal to 150 percent of the average daily volume of our common stock for the 40 trading days prior to the date of a put notice multiplied by the average of the closing bid prices of our common stock for the 3 trading days immediately preceding the put notice date.

Maximum Amount Subject to Each Put Notice. Regardless of the amount stated in a Put Notice, the maximum amount of our common stock that the two investors are required to purchase is determined by a different formula. They are required to purchase the lesser of the amount stated in the put notice or an amount equal to 15 percent of the aggregate trading volume of our stock during the 10 days commencing with the date of delivery of the put notice times the average of the three lowest closing bid prices for our common stock during such 10-day period.

     By way of illustration only, let us assume that the 40-day average trading volume a day in our common stock is 2,200 shares during the 40 trading days prior to our issuing a put notice and that the average closing bid price for our common stock is $0.07 during the three trading days prior to our issuing this put notice. Let us also assume that the aggregate trading volume is 22,000 shares during the 10 trading days after we issue the put notice and that the three lowest closing bid prices for our common stock average $0.06 during this 10-day period. The result would be that our put notice would be in the amount of $231 (1.5 x 2,200 x $.07 = $231) but the maximum amount of stock the two investors would have to buy at $0.051 a share (.85 x $.06) is that amount that would equal $198 (.15 x 22,000 x $.06 = $198), or 3,882 shares.

Number of Shares To Be Issued. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount we intend to draw. Nonetheless, we can estimate the number of shares of common stock that would be issued using certain assumptions. Assuming we drew down the entire $6.0 million available under the Equity Line of Credit and the purchase price was equal to $0.10 per share (which would be 85 percent of the average of the lowest three closing bid prices during the 10 days commencing with our issuance of a put notice), then we would issue 60,000,000 shares of common stock to DRH Investment Company, LLC and Dutchess Private Equities
Fund, L.P.   These shares would represent 27.7 percent of our outstanding capital stock upon issuance. To assist our stockholders in evaluating the number of shares of common stock that could be issued to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. at various prices, we have prepared the following table. This table shows the number of shares of our common stock that would be issued at various prices.

Purchase Price:          $0.10       $0.25       $0.50      $1.00      $1.25

Number of Shares(1):  60,000,000  24,000,000  12,000,000  6,000,000  4,800,000

Total Outstanding(2): 91,241,801  55,241,801  43,241,801 37,241,801 36,041,801

Percent Outstanding(3):  65.8%       43.4%       27.8%       16.1%     13.3%

(1) Represents the number of shares of common stock to be issued to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. at the prices set forth in the table.

(2) Represents the total number of shares of common stock outstanding after the issuance of the shares to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P.

(3) Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding.

Registration Rights. We granted to DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

Net Proceeds. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of put notices we intend to issue. However, we expect to incur expenses of approximately $25,000 consisting primarily of professional fees incurred in connection with registering 20,000,000 shares in this offering. In addition, we are obligated to pay a cash fee equal to 5 percent of each put amount we receive.

Use of Proceeds. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see Use of Proceeds.

Placement and Advisory Fees. In connection with the Equity Line of Credit, we are obligated to pay placement fees to May Davis Group, Inc., equal to 5 percent of the gross purchase of our common stock by DRH Investment Company, LLC, and an advisory fee to Dutchess Advisors, Ltd., equal to 5 percent of the gross purchase of our common stock by Private Equities Fund, L.P.

                              PLAN OF DISTRIBUTION

     The selling stockholders have each advised us that the sale or distribution of our common stock owned by them may be effected from time to time on the over-the-counter market, or in any other market on which the price of our shares of common stock are quoted. The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. are underwriters within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. will purchase stock from us at a purchase price of 85 percent of the average of the three lowest closing bid prices of our common stock on the OTC Bulletin Board or other principal trading market on which our common stock is traded for the 20 trading days immediately following each put notice date. The 15-percent discount on the purchase of the common stock to be received by DRH Investment Company, LLC and Dutchess Private Equities Fund, L.P. will be an underwriting discount.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $25,000 as well as placement and advisory fees of 5.0 percent of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. DRH Investment

Company, LLC and Dutchess Private Equities Fund, L.P. can cover any short positions only with shares received from us under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.


                              LEGAL PROCEEDINGS

      Neither Utah Clay Technology nor any of its property is a party to or the subject of a pending legal proceeding.

      We are unaware of any proceeding that a governmental authority is contemplating that would involve us or any of our property.

      We are unaware of any material proceeding to which any director, officer or affiliate of the company, any owner of record or beneficially of more than five percent of any class of voting securities of the company, or security holder is a party adverse to the company or has a material interest adverse to the company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

      A list of the current officers, directors and significant consultants appears below. The directors of the company are elected annually by the shareholders. The officers serve at the pleasure of the board of directors. The directors do not receive fees or other remuneration for their services.

                                                                  Position Held
            Person                         Office                     Since
       -----------------------     ---------------------------    -------------

       Dennis S. Engh, 61          President and Director              1994

       Thomas F. Harrison, 50      Vice President and Director         1994

       Daniel H. Engh, 50          Vice President and Director         1994

       Darin D. Engh, 30           Secretary, Treasurer
                                   and Director                        1994



      Daniel H. Engh, listed in the above table, is the brother of Dennis S. Engh. Darin D. Engh is the son of Dennis S. Engh and the nephew of Daniel H. Engh.

      Dennis S. Engh. Mr. Engh studied botanical science and business at the University of Utah. After college he became the manager for Engh Floral Corporation, a family-owned business, advancing to president over a ten-year period. In 1981 he became president of Dienco Oil Development, Inc., an oil well development company later purchased by a company in Texas. In 1986 he became president of The Clothes Link, a seven-store women's clothing store system in Utah. From 1985 to 1990 he also supervised all land acquisition for industrial minerals for Pioneer Minerals, Inc., a Utah corporation. He then became president of that company. During that same period he also organized and operated a landscape and grounds maintenance business which performed contract work in Utah, Idaho and Nevada. He organized Utah Clay Technology in 1994 and has served as its president since its organization.

      Thomas F. Harrison. Mr. Harrison received a bachelor of science degree in biology in 1972 and a master's of business administration degree from the University of Utah in 1988. He was a microfilming supervisor for Mineral Records, Inc. from 1976 to 1979. He served as the executive vice president and the director of program development for CompHealth, Inc. from 1980 to 1992. In this capacity he supervised the operations of 200 persons in three offices. There were approximately 300 physicians working for the company at any one time. Since 1995 Mr. Harrison has been president of Buffalo Energy Corp., which develops energy projects for Indian Nations.

      Daniel H. Engh. Mr. Engh received a bachelor of science degree in accounting from the University of Utah in 1973. Upon graduation he joined the Engh Floral Corporation where he managed the accounts, payroll, receivables and handled tax matters. He trained personnel in numerous phases of accounting and supervised a staff of 130 persons in this $3 million-a-year business. In 1984 he became controller and buyer for Della's Flower & Gifts, Inc. He than joined the staff of The Clothes Link where he was responsible for lease negotiations, personnel and overseeing various store operations. In 1988 he became the secretary and treasurer for Pioneer Minerals, Inc. and was in charge of all accounting costs, controls, lease procurement and title operations. Since the formation of that organization Mr. Engh has been active in the field work, exploration and assessment of industrial minerals in the State of Utah. Mr. Engh has served since 1985 as a tax audit manager for the Utah Tax Commission.

      Darin D. Engh. Darin D. Engh is President of Engh Flowers, Inc., a retail and wholesale garden center and nursery stock outlet which was organized in 1990, expanded to four locations along the Wasach Front of Utah, has 40 employees, and has gross annual sales today of approximately $1 million. Mr. Engh has received a bachelor of science in political geography at the University of Utah.

      No executive officer, director, person nominated to become a director, promoter or control person of our company has been involved in legal proceedings during the last five years such as

      * bankruptcy,

      * criminal proceedings (excluding traffic violations and other minor offenses), or

      * proceedings permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

      * Nor has any such person been found by a court of competent jurisdiction in a civil action, or the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

               SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


      The table below sets forth the beneficial ownership of securities of the company by the officers and directors, individually, and as a group, and each person who is known to the company to be the beneficial owner of more than five percent of any class of the company's voting securities:

                                                        Shares of
                           Shares of                    Series A
                         Common Stock     Percent    Preferred Stock    Percent
                        --------------    -------    ---------------    -------

Dennis S. Engh             5,363,923       17.2          27,180          32.0

Thomas F. Harrison         4,815,538       15.4          51,037          60.2

Daniel H. Engh             4,736,307       15.1             -              -

Darin D. Engh                970,000        3.1             -              -

Officers and Directors
as a group (4 persons)    15,885,768       50.8          84,817          92.2


      There are no arrangements which may result in a change in control of the company.

                         DESCRIPTION OF SECURITIES

      The company is authorized to issue 100 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value. The presently outstanding 31,241,801 shares of common stock and 84,817 shares of Series A Preferred Stock are fully paid and nonassessable.

Common Stock
------------

      Voting Rights. Holders of shares of common stock are entitled to one vote a share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

      Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available therefor.

      Liquidation Rights. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's preferred stock.

      Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

      Registrar and Transfer Agent. The company's registrar and transfer agent is Interwest Transfer Company, Inc., 1981 East Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117.

      Dissenters' Rights. Under current Utah law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as

      *     mergers,

      *     consolidations,

      *     reorganizations,

      *     substantial asset sales,

      *     liquidating distributions, and

      *     certain amendments to the company's certificate of incorporation.

Preferred Stock
---------------

      The company is also authorized to issue 10 million shares of preferred stock, $0.001 par value.

      The preferred stock or any series of preferred stock has no qualities or preferences over the common stock until the board of directors acts. The board can designate discreet series of the preferred stock. By board resolution it can carve out a series of preferred stock with specific qualities or preferences.

Series A Preferred Stock
------------------------

      We have authorized and issued 84,817 shares of Series A Preferred Stock at $5.00 a share for a total of $424,085, which stock -

     * is entitled to annual dividends of $0.50 a share payable only from earnings of the company and cumulative if payable but missed,

     *     is non-voting,

     *     does not carry preemption rights and

     * is preferred over the company's common stock in the event of the liquidation and dissolution of the company.

      The Series A Preferred Stock is neither convertible into Common Stock nor redeemable at the option of the holder. It is redeemable at the option of the company.

Series B Preferred Stock
------------------------

     We are authorized to issue 300 shares of Series B Convertible Preferred Stock. None of these shares have been issued. This stock, when issued, -

     * is to be issued for a purchase price of $1,000 a share,

     * is convertible by the holder at any time into shares of common stock of the company, or, if not earlier converted, is automatically converted five years after issuance, the conversion rate to be the lesser of (a) 80 percent of the lowest closing bid price for the company's common stock, as reported by Bloomberg LP, during the five trading days immediately preceding the date of conversion or (b) 120 percent of the closing bid price, as reported by Bloomberg LP, for the company's common stock on the date the Series B Preferred Stock is issued,

     * is entitled to annual dividends of $60 a share, payable in arrears at the time of conversion, in cash or in common stock of the company at the company's option, and

     * is redeemable at the company's option on ten days' notice, at 125 percent of the face amount of the shares plus accrued but unpaid dividends.

Convertible Debentures
----------------------

     On November 30, 2001, we issued to five persons $100,000 worth of $5,000 face-amount convertible debentures, and on December 28, 2001 we issued to four persons an additional $95,000 worth of these convertible debentures. These debentures -

     * pay a 5 percent cumulative interest, payable in arrears at the time of each conversion, in cash or in common stock of the company at the company's option,

     * are convertible by the holder into shares of common stock of the company at any time at the earlier of (a) 90 calendar days after issuance of the debentures or (b) the effective date of the registration statement that accompanies this Prospectus,

     * are convertible automatically three years after issuance,

     * are convertible at the lesser of (a) 120 percent of the closing bid price of the company's common stock, as reported by Bloomberg, on the date the debentures are issued (which 120 percent is $0.084 for the first $100,000 worth of debentures sold and $0.072 for the second $95,000 worth of debentures sold), or (b) 75 percent of the average of the three lowest closing bid prices, as reported by Bloomberg, during the ten trading days immediately prior to the date of conversion,

     * are redeemable by the company at any time on ten days written notice at 125 percent of the principal amount being redeemed plus an additional one percent for each 30-day period after 90 days after issuance of the debentures, and

     * require the registration of the shares of common stock into which the debentures may be converted. The registration statement accompanying this prospectus will register such shares upon effectiveness.

     Of the 33,900,119 shares of common stock covered by this Prospectus, some 11 million are registered to possibly underlie the $195,000 worth of convertible debentures. Because of the uncertainty of the future market price of our common stock, it is possible either -

     * that as few as approximately 2,350,446 shares would be issuable should the convertible debentures be converted or should we redeem the convertible debentures by the 90th day following the issuance of the debentures, or

     * more than 11 million shares would be issuable should the closing bid price of our common stock average less than $0.11 a share for three days during the ten trading days prior to conversion of the convertible debentures.

Should fewer than 11 million shares be required, we will deregister the unneeded shares. Should more than 11 million be required, we will amend our registration statement and this Prospectus to add the additional needed shares of common stock.

Warrants
--------

     In connection with the sale of the $195,000 worth of convertible debentures, we paid May Davis Group, Inc. a commission equal to ten percent of the proceeds of the offering plus 200,000 common stock purchase warrants. Each warrant -

     * is exercisable at any time for five years at 101 percent of the closing bid price of our common stock on the date of the closing of the offering of the convertible debentures.

This Prospectus registers for resale by May Davis Group, Inc. the 200,000 shares of common stock reserved for issuance upon May Davis Group's exercise of the common stock purchase warrants.




      There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

                   INTEREST OF NAMED EXPERTS AND COUNSEL

      Thomas J. Kenan is named in the registration statement of which this prospectus is a part as having given an opinion on the validity of the offered securities. He is the record and beneficial owner of 608,773 shares of common stock of our company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 764,194 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                             INDEMNIFICATION

      Under Utah corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

      With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

      In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification. But, if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

      To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Utah law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

      Indemnification and payment of expenses provided by Utah law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Utah corporation behalf of any person who is or was a director, officer, employee or agent of the corporation.

      As a result of such corporation law, Utah Clay may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                            DESCRIPTION OF BUSINESS

Business Development

      Utah Clay Technology, Inc. was incorporated on March 1, 1994 in the State of Utah. Since our organization we have been engaged in the process of -

     *     locating kaolin deposits in Utah,

     *     obtaining the legal rights to these deposits,

     *     conducting exploratory operations,

     *     testing the extracted minerals in the laboratory, and

     * selling samples of the processed form of our kaolin to a commercial company for market evaluation.

      We have financed these activities by the sale of capital stock for money, advances by shareholders and by the exchange of capital stock for services rendered to our company.

      Utah Clay is held together by the day-to-day services of Dennis S. Engh, our chief executive officer, Thomas F. Harrison, a vice president and chief financial officer, and Matthew Rich, marketing director. They serve without receiving a regular monthly salary check. It will be difficult to replace any of them unless we obtain the liquid resources to pay salaries.

Kaolin

      Kaolin is a mineral term for a hydrated aluminum silicate with the general formula, AL2 SI2 O5 (OH)4. It occurs in a broad range of particle sizes from 200 microns down to about 0.2 microns. It also occurs in a variety of crystal structures and shapes. The Utah kaolin is quite white in the ground. Dry processing retains that whiteness.

The Market for Kaolin

      Kaolin is commonly known as "China clay" and is used extensively as a mineral filler in paint, plastics, paper, ceramics, pharmaceuticals and cosmetics, because it does not react chemically. It also has a white color and smoothness after grinding. Industrial users of kaolin combine it with other raw materials, called formulations, and have developed over 600 different applications. The largest single application is for coating paper to hide the pulp strands and to give the paper a gloss finish. Another major use is in the paint industry as an extender to reduce the amount of titanium dioxide needed to reflect light. Kaolin is also used in refractory clays, plastics, ceramics, rubber and fiberglass.

Results of Tests on the Utah Clay Deposits

      The kaolin taken from our White Mountain site in the test runs shows that the mineral can be removed by a ripper on a caterpillar tractor and loaded on trucks with a front end loader.

      The kaolin must be processed to bring it to industry standards. Utah Clay has tested the stages of the processing that are needed for these industry standards. These tests include:

     *     grinding to small particle sizes

     * calcination - a process of heating the clay to about 1800 degrees Fahrenheit for a time, which changes its molecular structure, and

     *     paint formulation tests.

These tests have outlined two classes of products that can fit into established markets. These are an uncalcined kaolin clay and a calcined kaolin clay, each in various small particle sizes.

Competition

      The United States is the largest single producer of kaolin in the world. Currently, ninety percent of the U.S. production comes from deposits in Georgia and South Carolina. It has been mined from this area for over 90 years. There are several companies located in this area that provide this kaolin to the U.S. and world markets, companies against whom we will have to compete should we obtain production of kaolin. Most of the standards for the world industry are based on the kaolin from this area.

Distribution Methods

      There are numerous companies in the U.S. whose business is the distribution of industrial minerals and chemicals. These companies normally have specific regions where they operate.

      We anticipate that any sale of kaolin products by us, should we encounter commercial quantities of kaolin and obtain the capital to develop them, would be done through these third-party distributors of industrial minerals.

Patents

      Utah Clay has no patents.

Government Approval of Principal Products

      There is no need to obtain government approval to sell kaolin and kaolin products. The mining leases of the company, owned or under option to lease, are mining claims or leases of lands owned by the U.S. Government or the State of Utah. Annual rentals of $100 per claim for the federal mining claims must be paid to the Bureau of Land Management. The annual lease payment to the State of Utah totals $2,106 for the four state leases.

Government Regulations

      The permitting of exploration work we have on U.S. Government leases in Utah is subject to federal regulations that are co-administered by the Utah State Division of Oil, Gas and Mining and the Bureau of Land Management. We have obtained a small miner's permit for the White Mountain site from the Bureau of Land Management and the State of Utah's Division of Oil, Gas and Mining. This permit allows us to continue to remove tonnage of kaolin from the site for commercial testing.

      The White Mountain and Oro Blanco sites have been surveyed for sensitive plant species. The survey was conducted by a certified environmental firm retained by the company. No sensitive species were found on either site.

Costs and Effects of Complying with Environmental Laws

      There are costs involved in complying with environmental laws in the exploration for kaolin. Disturbances to the land caused by our exploratory drilling will have to be reclaimed to a state typical of the surrounding area.

Employees

      We have two full time employees and two part time employees. The full time employees are Dennis S. Engh, president, and Thomas F. Harrison, vice president and chief financial officer. The part time employees are Matthew Rich, marketing director, and Daniel H. Engh, vice president. We estimate that our part-time employees work for us approximately fifteen hours a week.

Working Capital Requirements

      We need approximately $500,000 to conduct a proper drilling and testing exploration program on our White Mountain and Oro Blanco leases during the next twelve months. However, we need little working capital to survive day-to-day. Our full-time and part-time employees and consultants will accept stock in lieu of cash for their personal services, as they have mainly done in the past.

      We recently received, after offering expenses, a net of $163,500 from the sale of $195,000 in three-year, 5-percent, convertible debentures. These funds will be sufficient to pay our administrative overhead and property rentals for the next twelve months but insufficient to conduct a drilling and testing exploration program on our White Mountain and Oro Blanco leases.

Product Research and Development During the Next Twelve Months

      From the proceeds of the recent sale of $195,000 of convertible debentures, we propose to perform approximately $50,000 in research and development during the next twelve months in an effort to determine the best calcination parameters for processing kaolin for use in cement. We have been and are working with an industry partner with regard to the use of partially calcined kaolin in cement.

Additional Employees

      We have no plans to hire additional employees until we should establish that we have commercial reserves of kaolin and obtain the funds to develop them.

                           DESCRIPTION OF PROPERTY

     We have mining leases to extract minerals from mining claims in the White Mountain area and the Oro Blanco area in western Utah. We have options to acquire mining leases to extract minerals from mining claims in the Koosharem area and the Kimberly area in central Utah and in the Topaz area in western Utah. The properties are near the Union Pacific rail lines and interstate tracking routes I-70 and I-15.

Location and Means of Access to the Properties

     White Mountain Claims. The White Mountain claims are located in Beaver County, Utah approximately 25 miles west of Milford, Utah. Forty-one federal placer and overlapping lode claims are located in Sections 4-10 in Township 29 South, Range 13 West and in Sections 1 and 12 in Township 29 South, Range 14 West.

     Access to the area is provided by county gravel roads and 1.6 miles of unimproved, Bureau of Land Management ("BLM") roads. Limited upgrade of the BLM roads would be necessary to bring mining equipment to the White Mountain site.

     Oro Blanco Claims. The Oro Blanco claims are located six miles west of the White Mountain claims in Beaver County, Utah. Ninety-one federal placer and overlapping lode claims and four Utah State mineral leases covering these deposits are located in Sections 13-15, 21-24, 25-28, 32 and 34-36 in Township 29 South, Range 15 West and in Sections 1-3 and 10, 11 and 18 in Township 30 South, Range 15 West.

     Access to the property is provided by county roads and unimproved BLM roads. Limited upgrades of the BLM roads would be necessary to bring mining equipment to the Oro Blanco site.

     Koosharem Claims. The Koosharem claims are located in Piute and Sevier Counties, Utah. Twelve unpatented federal placer and overlapping lode claims are located on lands managed by the National Forest Service in Townships 26 and 27 South, Ranges 1 and 2 West.

     Access to the area is provided by BLM roads. The road is currently used by another mining operation adjacent to our claims.

     Kimberly Claims. The Kimberly claims are located in Sevier County, Utah. Twenty-six unpatented federal placer and overlapping lode claims are located on lands managed by the National Forest Service in Township 26 South, Range 4.5 West.

     Access to the site is provided by unimproved Forest Service roads. Limited upgrade of the roads would be necessary to bring mining equipment to the site.

     Topaz Claims. The Topaz claims are located in Juab County, Utah approximately 40 miles west of Delta, Utah. Twenty-six federal placer and overlapping lode claims are located on lands managed by the National Forest Service in Township 13 South, Ranges 10, 11 and 12 West and Township 14 South, Range 11 West.

     Access to the area is provided by county gravel roads and unimproved BLM roads. Limited upgrades to the BLM roads would be required to bring mining equipment to the site.

Description of Our Title

     White Mountain Claims. The lode mining claims are reserved from the BLM in the name of Don and Anola Fullmer, who are unaffiliated with our company.

     The Fullmers have granted a mining lease to Dennis S. Engh and Daniel H. Engh. Dennis Engh is president and a director of Utah Clay, and Daniel Engh is a vice president and director of Utah Clay.

     *     This lease from the Fullmers provides for -

     *     an annual $5,000 minimum lease payment,

     * a minimum production requirement of 6,000 tons a year starting in 2005,

     * a $2.50 a ton production royalty payment with a Consumer Price Index annual escalator clause on the royalty, and

     *     the payment of all annual fees to the BLM to maintain the claims.

     The lease expires March 15, 2005, unless commercial production of at least 5,000 tons a year is being obtained from any or all of the claims subject to the lease. The lease extends perpetually thereafter if the production minimums are met. The Engh family has incorporated the Fullmer lease with their own placer claims into one lease assigned to Utah Clay as described below.

     The White Mountain placer claims are held by the Engh family, who have granted a mining lease to Utah Clay. These persons include Dennis and Judith Engh, husband and wife; Daniel H. and Connie Engh, husband and wife; Darin D. Engh, and Holly Engh Kingdon (the "Engh Family"). Dennis Engh is president and a director of Utah Clay, the brother of Daniel Engh and the father of Darin Engh and Holly Engh Kingdon. Daniel Engh is a vice president and a director of Utah Clay. Darin Engh is a director of Utah Clay.

      The Engh family lease provides for -

     * a $5,000 minimum annual lease payment to the Enghs or a $2.50 a ton production royalty payment with a Consumer Price Index escalation clause, whichever is greater,

     * a three percent royalty payment on the gross value of all ores taken from the property,

     * the payment of all fees required to maintain the claims with the BLM, and

     * all the terms of the Engh lease with the Fullmers for the lode claims to be met by Utah Clay.

      The term of the Engh family lease is March 27, 2004 and thereafter as long as commercial production is obtained.

      There appears on the next page a detailed map of Utah Clay's White Mountain property. There is shown on the map outlines of -

     *     the claims area,

     *     the Blue Placer claims,

     *     the Julie White placer claims, and

     *     the Julie White lode claims.

                        (Detailed map of Utah Clay's
                         White Mountain property
                        included in courtesy copies
                        [not filed electronically])

There is shown on the map outlines of -

     *     the claims area,

     *     the Blue Placer claims,

     *     the Julie White placer claims, and

     *     the Julie White lode claims.

     Oro Blanco Claims. These 91 federal lode and placer claims and four Utah State mineral leases are all held by the Engh family. A 5.5 percent production royalty on ores taken from the four state leases must be paid to the State of Utah.

     The Engh family has granted a lease on these properties to Utah Clay. Utah Clay is to pay -

     *     all fees to the BLM to maintain the claims,

     * and a $5,000 minimum annual lease payment to the Enghs or a $2.50 a ton production royalty payment with a Consumer Price Index escalation clause, whichever is greater, and

     * a production royalty of three percent on the gross value of the ores taken from the property.

      The term of the lease is March 27, 2004, and as long thereafter as commercial production is maintained.

      There appears on the next page a detailed map of Utah Clay's Oro Blanco property. There is shown on the map outlines of -

     *     the mining area of interest,

     *     the Engh Family lode claims,

     *     the Engh Family placer claims, and

     *     the State of Utah mineral leases.

                        (Detailed map of Utah Clay's
                            Oro Blanco property
                         included in courtesy copies
                         [not filed electronically])

There is shown on the map outlines of -

     *     the mining area of interest,

     *     the Engh Family lode claims,

     *     the Engh Family placer claims, and

     *     the State of Utah mineral leases.

      Koosharem, Kimberly and Topaz Claims. These claims are all reserved from the BLM in the name of Don and Anola Fullmer, who are unaffiliated with our company. The Fullmers have granted leases on the claims to Daniel and Dennis Engh, whose affiliation with Utah Clay is described above. Daniel and Dennis Engh have granted options to Kaolin of the West, LLC, for it to obtain an assignment of the leases. The members and owners of Kaolin of the West, LLC, are Dennis S. Engh, Daniel H. Engh, Thomas F. Harrison and Carmen J. (Tony) Lotito.

      The royalty payments for the leases are identical to those of the White Mountain mining claims, including the royalty payments to the Enghs and the Fullmers.

      Each of the three options expires March 27, 2004. A payment of $10,000 for each option - $5,000 to the Fullmers and $5,000 to the Enghs - must be paid by June 10 of each year to extend the options past that date as well as the payment of all federal and state rentals, taxes and other payments associated with the mining claims. To exercise each option, Utah Clay must pay to the owners of Kaolin of the West, LLC, in cash or in common stock of the company, an amount of cash or common stock equal to the fair market value of the premises subject to the optioned leases. The fair market value will be determined by reference to an evaluation of any kaolin reserves as determined by an independent engineer.

      The mining claims of the three leases under option to the company expire on March 27, 2004 unless by such date commercial production of at least 5,000 tons a year is being obtained from any or all of the claims subject to each of the leases. Once the required level of commercial production has been obtained, the term of each lease is extended for so long as the production requirement is met.

History of Mineral Exploration

     Both White Mountain and Oro Blanco have a history of mineral exploration. The following descriptions concern areas on the leases of Utah Clay.

     White Mountain. Earth Sciences conducted some exploratory drilling on property that is now under our control in White Mountain in the late 1960s and early 1970s. Earth Sciences was a consortium of companies that was looking for commercial deposits of alunite. They found alunite and associated deposits of kaolin by rotary percussion drilling. Data for these holes is not available. An overview of the geology and a summary of their drilling results is outlined in the published Final Environmental Statement date stamped August 26, 1977 by the BLM and signed by Curt Berklund, Director, Bureau of Land Management.

     Buena Vista Mining drilled seven holes on the White Mountain lease in 1992. Buena Vista was a company controlled by the Engh Family. The Enghs have made that information accessible to Utah Clay. The cores were stored and are available for chemical and brightness analysis.

     Utah Clay has an open test pit that reveals high brightness kaolin exposed at the surface. Samples have been taken from the pit to test the kaolin for use in paints and other industries.

     Neither proven nor probable reserves have been established.

     Oro Blanco. Earth Sciences conducted extensive exploration for molybdenum, uranium, gold and fluorite in the Oro Blanco region of the Wah Wah Mountains in the late 1960s and early 1970s. Earth Sciences drilled 241 core and rotary holes in the area subject to our claims. They found deposits of both kaolin and alunite. This information is outlined in a report by Joseph Shearer, a registered geologist. He was retained by Fire Clay Minerals, Inc., a company controlled by the Engh Family.

     Fire Clay Minerals, Inc. next drilled 104 core holes in the area subject to our placer claims. The holes total 10,982 feet and outline a deposit of high brightness kaolin and alunite. This drilling was done in 1989 and is outlined in a report by R.R. Culpert, Ph.D.

     An area of 130 by 300 feet was stripped of overburden to expose a kaolin deposit. Samples have been taken from this area to test for brightness and chemistry.

     Neither proven nor probable reserves have been established.

     Koosharem and Kimberly Claims. There have been no significant operations on these claims other than the annual assessment work on the perceived deposits.

     Topaz Claims. Utah Clay conducted a limited drilling program on the Topaz claims property in 1995. Evidence of a certain form of kaolite, called halloysite, was found. Drilling was not sufficient to prove any reserves.

Plant and Equipment

     There is no plant or equipment at any of the sites of the mining claims.

     Power can be supplied to the White Mountain site from Utah Power & Light's
grid four miles to the east.   Power can be supplied to the Oro Blanco site
from Utah Power & Light's grid ten miles to the east.

Plan of Operations for the Next Twelve Months

     During the next twelve months we propose to re-analyze the seven core holes that were drilled on the White Mountain property by Buena Vista Mining in 1992. This analysis will cover the brightness, alteration minerals, percent of alteration and color along with other tests. Then, subject to the availability of approximately $500,000, which we hope to obtain from our Equity Line of Credit financing, we will conduct a new drilling program. Our plan provides that holes will be drilled on 200-foot spacing to define the areas of greatest shallow, high brightness kaolinite. The drilling will commence outward from the test pit where a previous hole encountered 136 feet of white kaolin. The next phase of drilling will concentrate on the highest potential areas found in the first holes. The spacing will be 100 feet. The holes will be drilled to 150 feet. The drilling will produce cores. Samples from these cores will be tested for brightness, color, specific gravity, chemical composition and contaminates. The goal of this drilling and analysis of the cores is to establish the presence of mineralized material. We will then combine this information with the requirements of industry standards, prices of marketable kaolin and recovery costs to determine the degree of legal and economic feasibility of further activities.

     Should this determination be favorable for further activities, we will seek the funds to construct a processing facility. The engineering and design work that has been completed thus far indicates that we will need approximately $20 million to construct a processing facility. We will pursue a loan backed by the U.S. Department of Agriculture that would include 80 percent of the construction costs of such a facility. In order to qualify for such a loan, we will have to demonstrate that we have, or will have, 20 percent of the cost of the processing facility, which 20 percent would be approximately $4 million. In an effort to obtain such funds, we entered into the Equity Line of Credit agreement described earlier in this prospectus.

     We estimate it will take approximately one year after the funds are committed to the facility to complete its design and construction and to make it operational. Only then would we first obtain revenues for our company.

     Oro Blanco.

     A drilling and testing program similar to that planned for White Mountain is contemplated. There was an indication from the previous program that a promising trend of kaolin continues to the east past where the previous drilling program stopped. This trend will be explored in the new drilling program.

     Koosharem, Kimberly and Topaz Claims. We have no present proposed program of exploration on these properties that are subject to our options to acquire. They are without known reserves.

Rock Formations and Mineralization

      White Mountain: Kaolin, hydrated silica and alunite occur as a mixed mineral system in the White Mountain region of Utah in the lower and upper tuff members of an unnamed geological formation. These minerals vary in their percentages throughout the deposits and have formed where acid-rich, hydrothermal fluids have strongly altered the tuffs. "Tuff" is a geological term for rock composed of finer kinds of volcanic detritus commonly fused together by heat.

      The percentages of the three primary components vary depending upon the composition of the tuff and the heat and character of the hydrothermal fluids. Kaolin, for example can occur from 99% down to 25%. Alunite typically occurs in the range 2% to 12%. Hydrated silica in the form of opal and opal CT make up the major portion of the remainder. Because these three components are all white and all insoluble in water, their combination makes a good, non-reactive white pigment for incorporation in paint, plastics, paper and other products. When the mixtures are calcined at high temperatures, the products are virtually indistinguishable from 100% kaolin calcined at the same temperature, except that the hydrothermal materials are whiter.

      Strong alteration of the tuff to kaolin, alunite and hydrated silica occurs for about two miles along east-west faults. Local centers for high kaolin and alunite occur where north-northwest faults intersect the main east-west structural feature. Individual centers range in size from 250 to 500 feet in width and extend 2000 feet in length along the principal feeder fault. In these alteration zones, the kaolin and alunite grade outward in composition. At their termination, bands of high iron oxide, red in color, occur, usually followed by hard silica.

      Chemical analyses of the whitest regions within the deposit suggest small amounts of iron oxide (as hematite and goethite) of 0.3%, occasional calcium sulfate (0.5%) and some jarosite (0.5%), a mineral similar in character to alunite but containing iron structurally substituted for aluminum. The remainder of the impurities, as Mg, Ca, K, Na, and Ti, are less than 2% total and are similar to impurities in commercial kaolins from Georgia and South Carolina.

      These impurities are not separated during the commercial processing and have no deleterious effect on pigment properties in the end products.

      Numerous chemical analyses of the kaolinite have been done. They uniformly show low amounts of contaminants, specifically iron.

      Typical amounts of other minerals are:

                 Fe            0.172%
                 Na2O          0.296%
                 K2O           1.48%
                 CaO           0.505%
                 MgO           0.118%

     Oro Blanco. The geology is similar to that at White Mountain, but the alteration is more complex.

     Koosharem, Kimberly and Topaz Claims. Each of these areas shows the hydrothermal alteration of volcanic tuffs. The geology has not been studied in sufficient detail to describe it accurately.

Geology

      Drilling and testing which has been conducted to date on our properties suggest that the cap rock (mineralization which occurs on top of the kaolin) is shallow in many locales, often less than 25 feet in thickness. The veins of mineralized kaolin (and associated minerals) under this cap rock are often quite wide and of a consistent color and composition, especially after the calcination process is employed. Further drilling and analyses and required to evaluate the usable volume and grade as well as to develop the initial mining plan.

               CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     On February 27, 2001, we issued 1,687,606 shares of our common stock at $0.10 a share to the following officers, directors and members of the immediate family of officers and directors:

                                                    No. of Shares     Value of
Person               Relationship to the Company        Issued     Consideration
-----------------    ---------------------------    -------------  -------------

Ryan Engh            Son of Daniel H. Engh             10,000        $   1,000

Thomas F. Harrison   Vice President, Chief            465,000           46,500
                     Financial Officer and
                     Director

Dennis S. Engh       President and Director         1,162,606          116,260
                                                    ---------          -------

                                                    1,637,606        $ 163,760

     The nature of the consideration given for the issuance of the shares was executive services provided to the corporation by Mr. Harrison and Mr. Engh and non-executive services performed by Ryan Engh.

     On August 9, 2001, we issued 167,000 shares of our common stock at $0.09 a share to Dorcas Engh, the mother of Dennis Engh and Daniel Engh, respectively the president and vice president of our company and directors of our company. The nature of the consideration given for the issuance of the shares was cancellation of debt owed by the company to Mrs. Engh.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      Our common stock is quoted on the OTC Bulletin Board under the stock symbol "UTCL". The high and low bid information for the stock during 2001 and 2002 is set forth below. The information was obtained from the OTC Bulletin Board and reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

            Calendar
            Quarter                    High              Low
            --------                  ------            -----

          2001:
                  1st Qtr               *                *
                  2nd Qtr            0.5000            0.1300
                  3rd Qtr            0.3200            0.1400
                  4th Qtr            0.1500            0.0600

          2002:
                  1st Qtr            0.0600            0.0160
                  2nd Qtr            0.0300            0.0110
                  3rd Qtr            0.0300            0.0110
                  4th Qtr            0.0150            0.0050
     ____________________


     *     Data is not available for the selected date range.

      During the period from May 3, 2000 to January 16, 2001, our common stock was removed from the Bulletin Board and was quoted only in the "Pink Sheets". Our common stock was once again admitted to quotation privileges on the Bulletin Board on January 17, 2001.

Holders. There are approximately 200 holders of record of our common stock. There are three holders of record of our Series A Preferred Stock, for which there is no trading market.

Dividends. No cash dividends have been declared during the last two years for either the common stock or the Series A Preferred Stock. There are no restrictions that limit the ability of the company to pay dividends on the common stock or that are likely to do so in the future other than the requirement that dividends be paid first to the holders of the company's preferred stock.


                           PENNY STOCK REGULATIONS

      Our common stock has always traded at a price less than $5 a share and is subject to the rules governing "penny stocks."

      A "penny stock" is any stock that:

     *     sells for less than $5 a share,

     * is not listed on an exchange or authorized for quotation on The Nasdaq Stock Market, and

     * is not a stock of a "substantial issuer." Utah Clay Technology is not now a "substantial issuer" and cannot become one until it has net tangible assets of at least $5 million, which it does not now have.

      There are statutes and regulations of the Securities and Exchange Commission that impose a strict regimen on brokers that recommend penny stocks.

The Penny Stock Suitability Rule

      Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine" (1) that transactions in penny stocks are suitable for the person and (2) that the person, or his advisor, is capable of evaluating the risks in penny stocks.

      After making this determination, the broker-dealer must furnish the customer with a written statement setting forth the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.

      Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.

      The above exercise delays a proposed transaction. It causes many broker-dealer firms to adopt a policy of not allowing their representatives to recommend penny stocks to their customers.

      The Penny Stock Suitability Rule, described above, and the Penny Stock Disclosure Rule, described below, do not apply to the following:

     *     transactions not recommended by the broker-dealer,

     *     sales to institutional accredited investors,

     * sales to "established customers" of the broker-dealer - persons who either have had an account with the broker-dealer for at least a year or who have effected three purchases of penny stocks with the broker-dealer on three different days involving three different issuers, and

     * transactions in penny stocks by broker-dealers whose income from penny stock activities does not exceed five percent of their total income during certain defined periods.

The Penny Stock Disclosure Rule

      Another Commission rule - the Penny Stock Disclosure Rule - requires a broker-dealer, who recommends the sale of a penny stock to a customer in a transaction not exempt from the suitability rule described above, to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market. The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation related to the proposed transaction. Finally, the customer must be furnished with a monthly statement including prescribed information relating to market and price information concerning the penny stocks held in the customer's account.

Effects of the Rule

      The above penny stock regulatory scheme is a response by the Congress and the Commission to known abuses in the telemarketing of low-priced securities by "boiler shop" operators. The scheme imposes market impediments on the sale and trading of penny stocks. It has a limiting effect on a stockholder's ability to resell a penny stock.

      Our common stock likely will continue to trade below $5 a share and be, for some time at least, a "penny stock" subject to the trading market impediments described above.

Potential De-Listing of Common Stock

      NASD Eligibility Rule 6530 issued on January 4, 1999, states that issuers that do not make current filings pursuant to Sections 13 and 15(d) of the

Securities Exchange Act of 1934 are ineligible for listing on the OTC Bulletin Board. Issuers who are not current with such filings are subject, first, to having an "E" appended to their trading symbol and, then, to de-listing if they fail to become current within a short period of time. Our common stock was delisted on May 3, 2000, because we were not a reporting company. We became a reporting company on January 17, 2001, and our Bulletin Board trading privileges, under our previous stock trading symbol of "UTCL", were restored. Even so, we will remain subject to delisting at any time that we are not current in filing reports in the future.

Reports to Security Holders

      We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Utah Clay is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                           EXECUTIVE COMPENSATION

      No executive officer of the company has received total compensation in any of the last three fiscal years that exceeds $100,000. The table below sets forth all compensation awarded to, earned by, or paid to Dennis S. Engh, the president of the company during 1999, 2000 and 2001:

                                                                                  Long Term Compensation
                                                                            ----------------------------
                                                     Awards
                                              -------------
          Annual Compensation                                                               Payouts
------------------------------------------                      Securities       ------------------
                                                                Underlying                  All Other
                              Other Annual     Restricted       Options/LTIP                ---------
Year     Salary     Bonus     Compensation     Stock Awards     SARS             Payouts          Compensation
----     -------    -----     ------------     ------------     ------------     -------          ------------

2002     $72,000      0            0                0                0               0               0
2001     $72,000      0            0                0                0               0               0
2000     $72,000      0            0                0                0               0               0


Stock Options. We have adopted a 2000 Stock Option Plan, the major provisions of which Plan are as follows:

      Options granted under the plan may be "employee incentive stock options" as defined under Section 422 of the Internal Revenue Code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options.

Directors. There are no arrangements pursuant to which directors of the company are compensated for their services as a director.

Employment Contracts. The company has no employment contracts with any person or any compensatory plan or arrangement with any person that would result from the resignation, retirement or any other termination of a person's employment with the company or its subsidiaries or from a change in control of the company or a change in a person's responsibilities following a change in control of the company.

               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURE

      The principal independent accountant of the company or any significant subsidiary has not resigned, declined to stand for re-election, or been dismissed by the company during the periods for which financial statements are included herein.

                            ADDITIONAL INFORMATION

      The company will furnish its shareholders with annual reports containing audited financial information, reported upon by independent public accountants. The company shall also furnish quarterly reports for the first three quarters of each year containing unaudited financial information.

                             FINANCIAL STATEMENTS

Page

Independent Auditors' Report  ...........................................  F-1

Balance Sheet, December 31, 2002  .......................................  F-2

Statement of Operations Years Ended
December 31, 2002 and 2001  .............................................  F-3

Statements of Changes in Stockholders' Deficit
From Inception (March 1, 1994) to December 31, 2002
and Cumulative From Inception (March 1, 1994)
to December 31, 2002  ...................................................  F-4

Statements of Cash Flows Periods Ended December 31,
2000 and 2001, and Cumulative From Inception
(March 1, 1994) to December 31, 2001  ...................................  F-8

Notes to Financial Statements  ..........................................  F-10

                         INDEPENDENT AUDITORS' REPORT
                         ----------------------------

To the Stockholders and Board of Directors
Utah Clay Technology, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Utah Clay Technology, Inc., a Utah Corporation (the "Company") as of December 31, 2002 and the related statements of operations, stockholders' deficit and cash flows for the year ended December 31, 2002 and 2001, and for the period from inception on March 1, 1994 to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Utah Clay Technology, Inc. as of December 31, 2002 and the results of its operations and its cash flows for the years ended December 31, 2002 and 2001 and the period from inception (March 1, 1994) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has accumulated deficit of $4,056,060 and excess of total liabilities over total assets of $1,480,458 on December 31, 2002. These factors as discussed in Note 12 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Kabani & Company, Inc.

KABANI & COMPANY, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Fountain Valley, California
April 8, 2003

                          UTAH CLAY TECHNOLOGY, INC.
                       (An Exploration Stage Company)
                               BALANCE SHEET
                             December 31, 2002


                                  ASSETS
CURRENT ASSETS:
     Cash & Cash Equivalents                                     $        81
                                                                 ===========


                  LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
     Accounts payable                                            $   117,278
     Accrued expenses                                                467,820
     Advances payable-officers and directors                         422,178
     Notes payable-related parties                                    44,867
     Notes payable                                                   236,396
                                                                 -----------
          Total current liabilities                                1,288,539

CONVERTIBLE DEBENTURE                                                192,000
                                                                 -----------
          Total liabilities                                        1,480,539


COMMITMENT

STOCKHOLDERS' DEFICIT
      Preferred stock, par value $0.001;10,000,000 shares
          authorized; 84,817 shares issued and outstanding                85
      Common stock, par value $0.001;100,000,000 shares
          authorized; 31,502,143 shares issued and outstanding        31,502
      Additional paid-in capital                                   2,603,895
      Stock subscription receivable                                  (59,880)
      Deficit accumulated from inception                          (4,056,060)
                                                                ------------
          Total stockholders' deficit                             (1,480,458)

                                                                ------------
                                                                $         81
                                                                ============


The accompanying notes are an integral part of these financial statements.

                           UTAH CLAY TECHNOLOGY, INC.
                         (An Exploration Stage Company)
                           STATEMENTS OF OPERATIONS


                                                                Cumulative
                                                              From Inception
                                Year ended December 31,     (March 1, 1994) to
                                   2002          2001        December 31, 2002
                              -----------    ----------    --------------------

Revenues                     $         -    $         -       $           -

Expenses:

Mineral lease rentals             77,868         73,009             601,566
Impairment of assets             130,484              -             130,484
General and Administrative       564,573        644,587           3,322,846
                              -----------    ----------    --------------------
Loss before income taxes        (772,925)      (717,596)         (4,054,896)

Income taxes                         100            272               1,164
                              -----------    ----------    --------------------
Net Loss                     $  (773,025)   $  (717,868)      $  (4,056,060)
                              ===========    ==========    ====================
Basic and diluted loss
 per common share            $    (0.025)   $    (0.026)
                              ===========    ==========
Basic and diluted weighted
 average number of common
 shares outstanding*          31,162,689     27,466,769
                              ===========    ==========

*Weighted average number of shares used to compute basic and diluted loss per share is the same since the effect of dilutive securities is antidilutive.



















 The accompanying notes are an integral part of these financial statements.

                                                        UTAH CLAY TECHNOLOGY, INC.
                                                      (An exploration stage company)
                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                           FROM INCEPTION (MARCH 1, 1994) TO DECEMBER 31, 2002


                           Preferred Stock      Common Stock                                   Deficit
                          -----------------  -------------------    Additional     Stock      accumulated   Prepaid
                          Number of          Number of               Paid-In    Subscription     from      Consulting
                           Shares    Amount    Shares     Amount     Capital     Receivable    inception      Fees       Total
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Shares issued for
 cash March 1, 1994           -      $   -     560,000   $ 56,000   $      -     $      -     $       -    $      -    $   56,000

Shares issued for
 services March 1, 1994       -          -   1,440,000    144,000          -            -             -           -       144,000

Net loss for period
 March 1, 1994 to
 December 31, 1994            -          -       -           -             -            -       (105,573)         -      (105,573)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance  December 31, 1994    -          -   2,000,000    200,000          -            -       (105,573)         -        94,427

Net loss for the year
 ended December 31, 1995      -          -       -           -             -            -       (672,267)         -      (672,267)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1995     -          -   2,000,000    200,000          -            -       (777,840)         -      (577,840)

1 for 10 reverse split
 September 30, 1996           -          -       -       (180,000)     180,000          -             -           -          -

Change of par value
 to $0.001                    -          -       -        (18,000)      18,000          -             -           -          -

Preferred stock issued to
 related parties for
 cancellation of debt
 September  30, 1996        84,817      85       -           -         424,000          -             -           -       424,085

Shares issued for service
 in 1996                      -          -     265,000        265       48,200          -             -           -        48,465

Net loss for the year ended
 December 31, 1996            -          -       -           -             -            -       (153,669)         -      (153,669)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1996   84,817   $  85     265,000   $  2,265   $  670,200  $       -     $ (931,509)  $      -    $ (258,959)











The accompanying notes are an integral part of these financial statements.

                                                           F-4


                                                        UTAH CLAY TECHNOLOGY, INC.
                                                      (An exploration stage company)
                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                           FROM INCEPTION (MARCH 1, 1994) TO DECEMBER 31, 2002


                           Preferred Stock      Common Stock                                   Deficit
                          -----------------  -------------------    Additional     Stock      accumulated   Prepaid
                          Number of          Number of               Paid-In    Subscription     from      Consulting
                           Shares    Amount    Shares     Amount     Capital     Receivable    inception      Fees       Total
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1996    84,817     85      265,000      2,265    670,200         -         (931,509)       -       (258,959)

Share issued for cash
 in 1997                         -       -      100,000        100    199,900         -              -          -        200,000

Share issued for debt
cancellation in 1997             -       -      165,000        165       (165)        -              -          -           -

Net loss for the year
 ended December 31, 1997         -       -         -           -          -           -         (378,929)       -       (378,929)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1997    84,817     85      530,000      2,530    869,935         -       (1,310,438)       -       (437,888)

Shares issued for
 outstanding warrants            -       -      389,600        389    103,634         -              -          -        104,023

Share issued for debt
cancellation in 1998             -       -    2,100,774      2,101    376,049         -              -          -        378,150

Shares issued for service
 in 1998                         -       -      572,000        572    102,073         -              -          -        102,645

Net loss for the year ended
 December 31, 1998               -       -         -           -          -           -         (563,351)       -       (563,351)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1998    84,817     85    3,592,374      5,592  1,451,691         -       (1,873,789)       -       (416,421)

Shares issued for mining
 lease                           -       -   17,739,500     17,740        -           -              -          -         17,740

Net loss for the year ended
December 31, 1999                -       -         -           -          -           -         (261,792)       -       (261,792)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1999    84,817  $  85   21,331,874  $  23,332  $1,451,691  $     -       $(2,135,581) $    -      $(660,473)


The accompanying notes are an integral part of these financial statements.

                                                           F-5


                                                        UTAH CLAY TECHNOLOGY, INC.
                                                      (An exploration stage company)
                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                           FROM INCEPTION (MARCH 1, 1994) TO DECEMBER 31, 2002


                           Preferred Stock      Common Stock                                   Deficit
                          -----------------  -------------------    Additional     Stock      accumulated   Prepaid
                          Number of          Number of               Paid-In    Subscription     from      Consulting
                           Shares    Amount    Shares     Amount     Capital     Receivable    inception      Fees       Total
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 1999    84,817  $   85  21,331,874  $  23,332  $1,451,691  $     -       $(2,135,581) $    -      $ (660,473)

Share issued for cash
 in 2000                        -         -     260,000        260      89,740        -             -           -          90,000

Share issued for debt
cancellation in 2000            -         -     100,000        100      24,900        -             -           -          25,000

Shares issued for service
 in 2000                        -         -   1,070,000      1,070     366,873        -             -           -         367,943

Shares issued for
 Subscription Receivable        -         -     200,000        200     129,800        -             -           -         130,000

Net loss for the year ended
 December 31, 2000              -         -        -            -          -          -          (429,586)      -        (429,586)

Stock Subscription
Receivable                      -         -        -            -          -       (130,000)        -           -        (130,000)

Cash received                   -         -        -            -          -         70,120         -           -          70,120
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 2000    84,817      85  22,961,874     24,962   2,063,004      (59,880)   (2,565,167)      -        (536,996)

Shares issued for service
 and prepaid expenses           -         -   3,258,379      3,258     429,980        -             -        (49,500)     383,738

Net loss for the year ended
 December 31, 2001              -         -        -            -          -          -          (717,868)      -        (717,868)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 2001    84,817  $   85  26,220,253  $  28,220  $2,492,984  $   (59,880)  $(3,283,035) $ (49,500)  $ (871,126)
                          =========  ======  ==========  =========  ==========  ============  ===========  ==========  ==========



The accompanying notes are an integral part of these financial statements.

                                                           F-6


                                                        UTAH CLAY TECHNOLOGY, INC.
                                                      (An exploration stage company)
                                         STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                           FROM INCEPTION (MARCH 1, 1994) TO DECEMBER 31, 2002


                           Preferred Stock      Common Stock                                   Deficit
                          -----------------  -------------------    Additional     Stock      accumulated   Prepaid
                          Number of          Number of               Paid-In    Subscription     from      Consulting
                           Shares    Amount    Shares     Amount     Capital     Receivable    inception      Fees       Total
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 2001    84,817  $   85  26,220,253  $  28,220  $2,492,984  $   (59,880)  $(3,283,035) $ (49,500)  $ (871,126)

Share issued for service          -       -   3,021,548      3,022     108,171        -             -           -         111,193

Share issued for
conversion of debenture           -       -     260,342        260       2,740        -             -           -           3,000

Amortization of consulting
fees                              -       -           -          -           -        -             -         49,500       49,500

Net loss for the year ended
 December 31, 2002                -       -           -          -           -        -          (773,025)      -        (773,025)
                          ---------  ------  ----------  ---------  ----------  ------------  -----------  ----------  ----------
Balance December 31, 2002  $ 84,817  $   85 $29,502,143  $  31,502  $2,603,895      (59,880)  $(4,056,060) $    -     $(1,480,458)
                          =========  ======  ==========  =========  ==========  ============  ===========  ==========  ==========
















The accompanying notes are an integral part of these financial statements.

                                                           F-7


                                        Utah Clay Technology, Inc.
                                     (An Exploration Stage Company)
                                        STATEMENTS OF CASH FLOWS



                                                                                         Cumulative
                                                                                       from inception
                                                     Year ended December 31,         (March 1, 1994) to
                                                       2002          2001             December 31, 2002
                                                  -------------   ------------     ----------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Loss                                     $   (773,025)   $  (717,868)       $     (4,056,060)
     Adjustments to reconcile net loss
     to net cash provided by operating
     activities:
          Issuance of common stock for services        111,193        433,238               1,232,484
          Amortization of shares issued for
          prepaid expense                               49,500        (49,500)                      0
          Impairment of assets                         130,484           -                    130,484
          Decrease in receivable                           350           -                       -
          Increase in accounts payable
          & accrued expenses                           297,607        198,389                 738,298
                                                  -------------   ------------     ----------------------
          Total Adjustments                            589,134        582,127               2,101,266
                                                  -------------   ------------     ----------------------
     Net cash used in operating activities            (183,891)      (135,741)             (1,954,794)
                                                  -------------   ------------     ----------------------

CASH FLOWS FROM INVESTING ACTIVITIES
          Decrease in mining leases                       -            15,432                  17,740
          Machine design & configuration                  -              -                   (130,484)
                                                  -------------   ------------     ----------------------
     Net cash provided by (used in)
     investing activities                                 -            15,432                (112,744)
                                                  -------------   ------------     ----------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
          Proceeds from loans from
          officers/directors                            12,817          9,750               1,087,280
          Proceeds from notes payable
          & debentures                                  86,596        195,118                 460,196
          Issuance of shares                              -              -                    520,143
                                                  -------------   ------------     ----------------------
      Net cash provided by financing activities         99,413        204,868               2,067,619
                                                  -------------   ------------     ----------------------
      Net Increase (decrease) in
      cash & cash equivalents                          (84,478)        84,559                      81

CASH & CASH EQUIVALENTS, BEGINNING BALANCE              84,559           -                       -
                                                  -------------   ------------     ----------------------

CASH & CASH EQUIVALENTS, ENDING BALANCE           $         81    $    84,559          $           81
                                                  =============   ============     ======================









The accompanying notes are an integral part of these financial statements.

                                                   F-8

                                        Utah Clay Technology, Inc.
                                     (An Exploration Stage Company)
                                   STATEMENTS OF CASH FLOWS (CONTINUE)


                                                                                         Cumulative
                                                                                       from inception
                                                     Year ended December 31,         (March 1, 1994) to
                                                       2002          2001             December 31, 2002
                                                  -------------   ------------     ----------------------
SUPPLEMENTAL DISCLOSURE:

Cash paid during the period for:

   Interest                                       $       2,241   $        902     $      13,350
                                                  =============   ============     ======================

   Income tax                                     $        -      $        272     $       1,222
                                                  =============   ============     ======================

Non-cash investing and financing activities:

   Issuance of common stock for
   service & prepaid services                     $     111,193   $    433,238     $   1,332,484
                                                  =============   ============     ======================

   Issuance of preferred stock for debt           $        -      $       -        $     424,085
                                                  =============   ============     ======================

   Issuance of common stock for acquisition
   of mining rights                               $        -      $       -        $      17,740
                                                  =============   ============     ======================

   Issuance of common stock against
   cancellation of debt, advances
   and accrued expenses                           $       3,000   $       -        $     830,235
                                                  =============   ============     ======================

   Subscription receivable                        $        -      $       -        $     130,000
                                                  =============   ============     ======================












The accompanying notes are an integral part of these financial statements.

                                                        F-9

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

Note 1- Summary of significant accounting policies

Organization and nature of operations

Utah Clay Technology, Inc. (the "Company"), a Utah corporation, was incorporated on March 1, 1994. The planned operations of the Company are to engage in mining, processing and marketing of minerals. For the period from inception (March 1, 1994) to December 31, 2001, the Company had no revenues. The Company is classified as an exploration stage company because its principal activities involve obtaining the capital necessary to execute its strategic business plan.

Cash and cash equivalents

The Company considers all liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Equipment and mining properties

Equipment is recorded at cost. The Company has adopted the straight-line method in computing depreciation for financial reporting purposes and generally uses accelerated methods for income tax purposes. Equipment was acquired and set up in late, 1997. No depreciation expense has been recorded for these assets as the company did not use any of its equipment and mining properties. The Company evaluated the value of these assets and wrote off entire $130,484 as impairment of assets during the year ended December 31, 2002.

Reclassifications

Certain items in the prior year financial statements have been reclassified for comparative purposes to conform with the presentation in the current period's presentation. These reclassifications have no effect on the previously reported income (loss).

Income taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted laws and rates applicable to the periods in which the differences are expected to affect taxable income (loss). Valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

Basic and diluted net loss per share

Net loss per share is calculated in accordance with the Statement of financial accounting standards No. 128 (SFAS No. 128), "Earnings per share". SFAS No. 128 superseded Accounting Principles Board Opinion No.15 (APB 15). Net loss per share for all periods presented has been restated to reflect the adoption of SFAS No. 128. Basic net loss per share is based upon the weighted average number of common shares outstanding. Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method. Under this method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.

Stock-based compensation

The Company has adopted the disclosure provisions only of SFAS 123 and continues to account for stock based compensation using the intrinsic value method prescribed in accordance with the provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations. Common stock issued to employees for compensation is accounted for based on the market price of the underlying stock, generally the average low bid price.

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of SFAS 123 and the Emerging Issues Task Force consensus in Issue No. 96-18 ("EITF 96-18"), "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring or in Conjunction with Selling, Goods or Services". Common stock issued to non-employees in exchange for services is accounted for based on the fair value of the services received.

Fair value of financial instruments

Statement of financial accounting standard No. 107, Disclosures about fair value of financial instruments, requires that the company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Comprehensive income

Statement of financial accounting standards No. 130, Reporting comprehensive income (SFAS No. 130), establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity, except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

recognized under current accounting standards as components of comprehensive income be reported in a financial statements that is displayed with the same prominence as other financial statements. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements.

Reporting segments

Statement of financial accounting standards No. 131, Disclosures about segments of am enterprise and related information (SFAS No. 131), which superceded statement of financial accounting standards No. 14, Financial reporting for segments of a business enterprise, establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements regarding products and services, geographic areas and major customers. SFAS No. 131 defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performances. The company adopted this standard in 1998 and the implementation of this standard did not have a material impact on its financial statements.

Accounting developments

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations". SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002.

SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued in August 2001. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business.

The adoption of above pronouncements, did not materially impact the Company's financial position or results of operations.

In May 2002, the Board issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections ("SFAS 145"). SFAS 145 rescinds the automatic treatment of gains or losses from extinguishments of debt as extraordinary unless they meet the criteria for extraordinary items as outlined in APB Opinion No. 30, Reporting the Results of Operations, Reporting the Effects of Disposal of a Segment of a Business, and

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS 145 also requires sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions and makes various technical corrections to existing pronouncements. The provisions of SFAS 145 related to the rescission of FASB Statement 4 are effective for fiscal years beginning after May 15, 2002, with early adoption encouraged. All other provisions of SFAS 145 are effective for transactions occurring after May 15, 2002, with early adoption encouraged. The Company does not anticipate that adoption of SFAS 145 will have a material effect on our earnings or financial position.

In June 2002, the FASB issued SFAS No. 146 "Accounting for Costs Associated with exit or Disposal Activities." This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3 a liability for an exit cost as defined, was recognized at the date of an entity's commitment to an exit plan. This statement will not have a material impact on the Company's financial statements.

In October 2002, the FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions." SFAS No. 147 removes the requirement in SFAS No. 72 and Interpretation 9 thereto, to recognize and amortize any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset. This statement requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." In addition, this statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include certain financial institution-related intangible assets. The Company does not expect adoption of SFAS No. 147 would have a material impact, if any, on its financial position, results of operations or cash flows.

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45). FIN 45 requires that upon issuance of a guarantee, a guarantor must recognize a liability for the fair value of an obligation assumed under a guarantee. FIN 45 also requires additional disclosures by a guarantor in its interim and annual financial statements about the obligations associated with guarantees issued. The recognition provisions of FIN 45 are effective for any guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN45 is not expected to have a material effect on the Company's financial position, results of operations, or cash flows.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock Based Compensation-Transition and Disclosure". SFAS No. 148 amends SFAS No. 123, "Accounting for Stock Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used, on reported results. The Statement is effective for the Companies' interim reporting period ending January 31, 2003. The Companies do not expect the adoption of SFAS No. 148 would have a material impact on its financial position or results of operations or cash flows.

Note 2 - Income taxes

Since the Company has not generated taxable income since inception, no provision for income taxes has been provided (other than minimum franchise taxes required by the State of Utah). Differences between income tax benefits computed at the federal statutory rate and reported income taxes for 2002 and 2001 are primarily attributable to the valuation allowance for net operating losses (NOL). The net operating losses carryforward will expire from year 2014 through 2022.

The net deferred tax (benefit) due to NOL carried forward, as of December 31, 2002 and 2001, consisted of the following:


                                                  2002            2001
                                                  ----            ----
Deferred tax asset                         $    851,478    $    616,023
Deferred tax asset valuation allowance         (851,478)       (616,023)
                                           -------------   -------------
      Balance as of December 31            $          -    $          -
                                           =============   =============

Note 3 - An exploration stage company

An exploration stage company is one for which principal operations of mining have not commenced or principal operations have generated an insignificant amount of revenue. Management of an exploration stage company devotes most of its activities in conducting exploratory mining operations. The company expenses all exploration costs as incurred. Operating losses have been incurred through December 31, 2002, and the Company continues to use, rather than provide, working capital in this operation. Although management believes that it is pursuing a course of action that will provide successful future operations, the outcome of these matters is uncertain.

Note 4- Mining lease and related expenditures

Management and other shareholders formed the Company to obtain the necessary financing to mine, explore, develop, operate and sell kaolin. The Company has two mining lease and has options to acquire three other mining leases held by officers of the Company. The Company expenses all acquisition, exploration and development costs that relate to specific mineral properties.

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

The realization of the costs of proven mining properties and related deferred expenses is dependent upon sales of kaolin on a commercial basis from the reserves of ore bodies. For the period from inception (March 1, 1994) to December 31, 2002, the Company had no revenues. To commence operations, the Company's management believes significant additional equity and debt financing will be required.

Note 5 - Accounts payable and accrued expenses

Accounts payable and accrued expenses as of December 31, 2002, consist of the following:


    Lease rentals payable                    $           78,631
    Consulting fees                                      40,043
    Legal fees                                           39,808
    Salaries Payable                                    218,700
    Interest payable                                    130,941
    Miscellaneous                                        76,975
                                             ------------------
                                             $          585,098
                                             ==================


Note 6 - Advances payable - Officers & Directors

Advances payable represents amount payable to officers or directors of the company in lieu of their services or for advances made to the company. In 1998, the company issued common stock against a portion of advances outstanding. The advances payable to officers and directors are unsecured, interest free and due on demand.

Following is a summary of Advances payable to officers and directors of the company, as of December 31, 2002 and 2001:


Balance as of December 31, 2000                        $    410,678
Advances from officers and directors during 2001              9,750
                                                       ------------
Balance as of December 31, 2001                        $    420,428
Advances from officers and directors during 2002              1,750
                                                       ------------
Balance as of December 31, 2002                        $    422,178
                                                       ============

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

Note 7 - Notes payable - related parties and others

Notes payable as of December 31, 2002 comprised of following:


Note payable-Bank, bearing an interest rate of 2 %
over prime rate (6.25% on 12/31/02) and due January 25, 2006.       $     14,867
Notes payable to others, bearing an interest rate
of 10% per annum, unsecured and due on demand                             30,000
                                                                    ------------
                     Notes payable - others                               44,867
                                                                    ------------

Note payable to an affiliated company, unsecured,
interest free and due on demand.                                          18,878
Note payable to an affiliated company, unsecured,
bearing interest rate of 5% and due on demand.
Interest expense was $1,828 for year 2002.                                34,436
Notes payable to individuals related to officers of the
company, bearing an interest rate of 10% per annum,
unsecured and due on demand. Interest expense was
$4,970 for each year.                                                     49,700
Note payable to an officer of the company, unsecured,
interest free and due on demand                                          133,382
                                                                    ------------
                     Notes payable - related parties                     236,396
                                                                    ------------
                     Total Notes payable                            $    281,263
                                                                    ============

Due to the Company's financial conditions and its relation with the bank, the note payable to the bank has been classified as a current liability.

Note 8 - Convertible Debenture

          On November 30, 2001, the Company issued $100,000 worth of 5%, 3-Year Term, Convertible Debentures (the "Debentures") and on December 28, 2001, the Company issued an additional $95,000 worth of the Debentures

The Debentures shall pay five percent (5%) cumulative interest, in cash or in shares of common stock, par value $.001 per share, of the Company ("Common Stock"), at the Company's option, at the time of each conversion. The Company shall pay interest on the unpaid principal amount of this Debenture (the "Debenture") at the time of each conversion until the principal amount hereof is paid in full or has been converted. If the interest is to be paid in cash, the Company shall make such payment within five (5) business days of the date
of conversion.   If the interest is to be paid in Common Stock, said Common
Stock shall be delivered to the Holder, or per Holder's instructions, within five (5) business days of the date of conversion. The Debentures are subject to automatic conversion at the end of three (3) years from the date of issuance at which time all Debentures outstanding will be automatically converted based upon the formula set forth in the agreement.

The principal amount of this Debenture is secured by shares pledged as collateral pursuant to the terms of a Security Agreement. This Debenture is a full recourse loan being made by the Holder and the Company is liable for any deficiency.

(a) The Holder of this Debenture shall have the right to convert it into shares of Common Stock at any time and from time to time at the earlier of (i) ninety
(90) calendar days after the Closing Date (November 30, 2001) or after the effective date of the registration statement. The number of shares of Common Stock issuable upon the conversion of this Debenture is determined pursuant to paragraph (d) below.

(b) Less than all of the principal amount of this Debenture may be converted into Common Stock if the portion converted is $5,000 or a whole multiple of $5,000 and the provisions of the debenture agreement that apply to the conversion of all of the Debenture shall also apply to the conversion of a portion of it.

(c) In the event all or any portion of this Debenture remains outstanding on the Maturity Date, the unconverted portion of such Debenture will automatically be converted into shares of Common Stock on such date.

(d) Should the Holder exercise his right of conversion, the conversion is the lesser of (i) 120% of the closing bid price (as reported by Bloomberg) on the Closing Date or (ii) 75% of the average of the three (3) lowest closing bid prices (as reported by Bloomberg) during the ten (10) trading days immediately prior to the Conversion Date, each being referred to as the "Conversion
Price". No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

(e) The Company shall at all times reserve (or make alternative written arrangements for reservation or contribution of shares) and have available all Common Stock necessary to meet conversion of the Debentures by all Holders of the entire amount of Debentures then outstanding. If, at any time Holder submits a Notice of Conversion and the Company does not have sufficient authorized but unissued shares of Common Stock (or alternative shares of Common Stock as may be contributed by Stockholders) available to effect, in full, a conversion of the Debentures (a "Conversion Default", the date of such default being referred to herein as the "Conversion Default Date"), the Company shall issue to the Holder all of the shares of Common Stock which are available, and the Notice of Conversion as to any Debentures requested to be converted but not converted (the "Unconverted Debentures"), may be deemed null and void upon written notice sent by the Holder to the Company.

(f) If, by the fifth (5th) business day after the Conversion Date of any portion of the Debentures to be converted (the "Delivery Date"), the transfer agent fails for any reason to deliver the Common Stock upon conversion by the Holder and after such Delivery Date, the Holder purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") solely in order to make delivery in satisfaction of a sale of Common Stock by the Holder (the "Sold Shares"), which delivery such Holder anticipated to make using the Common Stock issuable upon conversion (a "Buy-In"), the Company shall pay to the Holder, in addition to any other amounts due to Holder pursuant to this Debenture, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds within five (5) business days of written demand by the Holder.

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

(g) The Company shall be entitled to redeem the unconverted portion of the Debentures by giving the Holder at least ten (10) calendar days written notice. If the redemption is to occur after the Holder's right of conversion has vested, the Holder shall be entitled to convert the balance of the Debentures not being converted at anytime prior to the date of redemption. The redemption amount shall be 125% of the principal amount being redeemed, plus and additional 1% for each 30 day period after the 90th calendar day following the Closing Date.

In consideration of Dennis S. Engh, Daniel H. Engh and Thomas F. Harrison, all officers of the Company, ("Pledgors") depositing an aggregate of 12 million shares of their holdings of Common Stock of UTCL pursuant to a Security Agreement, which shares are to serve as security for the Company's performance under this Agreement which provides for the issuance of up to $200,000 in Three-Year, 5%, Convertible Debentures, the Company granted options to each of the Pledgors to purchase, at $0.09 a share, that number of shares of Common Stock of the Company that may be needed to replace any of such Pledgors' 12 million shares that may be sold by the pledgees of the Security Agreement pursuant to its terms..

The Company recorded an expense of $48,750 for the beneficial conversion feature in the year ended December 31, 2002.

During the year ended December 31, 2002, $3,000 of the issued debenture was converted to 260,342 shares of the Company's common stock at the conversion price.

Note 9- Shares Capital

Common stock:

During the year ended December 31, 2002, 3,021,548 shares of the Company's common stock were issued for services amounting $111,193. In addition, during the year ended December 31, 2002, $3,000 of the issued debenture was converted to 260,342 shares of the Company's common stock at the conversion price.

Preferred Stock:

Effective September 30, 1996, the Company authorized the following transactions:

 (a) Authorization of 10,000,000 shares of preferred Stock at par value of $ 0.001.

 (b) Series A Preferred Stock: The Company issued to the following officers, directors and shareholders in exchange for the cancellation of the debt represented by $ 424,085 in advances, 84,817 shares of Series A Preferred Stock at $ 5.00 a share, which stock is entitled to annual dividends of $0.50 a share payable from the earnings of the Company and cumulative if missed, is non-voting and is preferred over the company's common Stock in the event of the liquidation and dissolution of the Company. The Series A Preferred Stock is neither convertible into common Stock nor redeemable at the option of the holder but is redeemable at the option of the company. Total shares authorized to is 100,000 shares.

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements


                        Amount of                 Number of
                             Debt      Price/     Preferred
Name                    Converted       Share        Shares
-------------------   ------------   ---------   -----------
Thomas F. Harrison    $   255,185     $ 5.00        51,037
Dennis S. Engh            168,900     $ 5.00        33,780
                      ------------               -----------
Total                 $   424,085                   84,817
                      ============               ===========

(c) Series B Preferred Stock. The Series B Convertible Preferred Stock shall consist of 300 shares (the "Series B Shares"). Upon initial issuance by the Corporation, the price to be paid by a purchaser ("Purchaser") for each Series B Share shall be $1,000.

1. The Shares shall pay a 6% cumulative dividend, payable in arrears at the time of each conversion, in cash or in common stock of the Corporation, $0.001 par value ("Common Stock"), at the Corporation's option.

2. The Shares are subject to automatic conversion at the end of five years from the date of issuance at which time all Shares outstanding will be automatically converted based upon the formula set forth in paragraph 3.

3. The Purchaser shall have the right to convert the Shares, plus accrued but unpaid dividends of six percent (6%) per annum, into Common Stock of the Corporation at the lesser of (a) 80% of the lowest closing bid price, as reported by Bloomberg, LP, for the Corporation's Common Stock during the five trading days immediately preceding the Conversion Date or (b) 120 percent of the closing bid price, as reported by Bloomberg, LP, for the Corporation's Common Stock on the Closing Date. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded up or down, as the case may be, to the nearest whole share.

4. Mandatory Conversion. The Series B Shares are subject to mandatory conversion five years after issuance, at which time all Series B Shares outstanding will be automatically converted, upon the terms set forth in paragraph 3 above ("Mandatory Conversion Date").

5. The Corporation reserves the right, at its sole option, to call a mandatory redemption of any percentage of the balance on the Series B Shares during the five-year period following the Closing Date. In the event the Corporation exercises such right of redemption, it shall pay each Purchaser, in U.S. currency, 125 percent of the face amount of the Series B Shares to be redeemed, plus accrued but unpaid dividends and liquidated damages, if any.

As on December 31, 2002, the Company has no Series B preferred stock issued or outstanding.

                      Utah Clay Technology, Inc.
                   (An Exploration Stage Company)
                Notes to Audited Financial Statements

Note 10 - Stock Option

During the year ended December 31, 2000 the company has adopted a stock option plan, under which options granted may be "employee incentive stock options" as defined under Section 422 of the Internal revenue code or non-qualified stock options, as determined by the option committee of the board of directors at the time of grant of an option. The plan enables the option committee of the board of directors to grant up to 500,000 stock options to employees and consultants from time to time. The option committee has granted no options. The date of grant of an Option shall, for all purposes, be the date on which the Option Committee makes the determination granting such Option, or such other date as is determined by the Option Committee. The Company has not granted any option under the plan, through December 31, 2002.

Note 11 - Acquisition of mining lease & commitment

The company entered into a mining lease agreement of Kaolin mineral from an affiliated company for $17,740 on December 27, 1999. The Company issued 17,739,500 shares of common stock @$0.001 per share in lieu of consideration of mining lease. During the year 2000, the Company entered into two separate lease addendum agreements for mining leases on five properties that extended their leases to the years 2004 and 2005. The company also is required to pay to the Bureau of land management, US Department of interior, an amount of $24,100 per year pursuant to their mining lease and option agreement.

Note 12 - Going Concern

The company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The company incurred a net loss of $4,056,060 for the period from inception (March 1, 1994) to December 31, 2002. The company's total liabilities exceeded its total assets by $1,480,458 as of December 31, 2002. These factors create an uncertainty as to the company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the company be unable to continue as a going concern. The company plans to finance the continued operations for the next year through private funding and funding from officers of the company.

Note 13- Subsequent events

Issuance of shares

Subsequent to year ended December 31, 2002, the Company issued 1,000,000 shares valued for $10,000 in consideration for services received in 2003. In addition, $4,000 of the issued debenture was converted to 838,107 shares of the Company's common stock at the conversion price.

             PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

      The general corporation law of Utah and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

Item 25.  Other Expenses of Issuance and Distribution

      The estimated expenses of this offering, other than brokers' commissions, are as follows:

                                                  Estimated
               Item                                 Amount
      -----------------------                   -------------

      Registration fees                         $   3,500
      Transfer agent's fees                         1,500
      Printing                                      2,000
      Legal                                        10,000
      Accounting                                    5,000
      EDGAR provider fees                           3,000
                                                -------------
                                                  $25,000

      The Registrant will pay all the above expenses. The selling stockholders will pay none of them.

Item 26.  Recent Sales of Unregistered Securities

      The following information is provided for all securities sold by the Registrant within the past three years without registering the securities under the Securities Act of 1933. All securities were shares of common stock. There were no underwriters involved in the sales.

                                                                                         Dollar Value of
                      No. of                                              Cash           Other Type of
    Date           Shares Sold                Purchasers              Consideration      Consideration
-----------      ----------------     --------------------------    -----------------   -----------------
03-20-00 to
04-03-00(1):

04-03-00              80,000(2)       McKay, Burton & Thurman               -                48,305

04-03-00              10,000(3)       James Groscost                        -                 6,038

                                                45

03-20-00              10,000(4)       Roger Huber                           -                 3,200

03-20-00              10,000(5)       J. W. Patterson                       -                 3,200

03-20-00             500,000(6)       E. G. Marchi                          -               160,000

03-20-00              60,000(7)       Robert J. Conley                      -                19,200

03-20-00             400,000(8)       Precision Systems                     -               128,000
                                      Engineering, Inc.

03-20-00             100,000(9)       Ron Ostler                            -                25,000

03-20-00            460,000(10)       Investors Advocate                    -               220,000

02-27-01             10,000(11)       Ryan Engh                             -                 1,000

02-27-01            443,773(11)       Thomas J. Kenan                       -                44,380

02-27-01            465,000(11)       Thomas F. Harrison                    -                46,500

02-27-01          1,162,606(11)       Dennis S. Engh                        -               116,260

04-10-01            530,000(12)       Securities Capital                    -                53,000
                                      Corporation

08-09-01            165,000(11)       Thomas J. Kenan                       -                14,850

08-09-01            165,000(13)       Marilyn C. Kenan Trust                -                14,850

08-09-01            100,000(14)       Kenneth Morrison                      -                 9,000

08-09-01            167,000(15)       Dorcas Engh                           -                15,030

01-18-02            321,420(16)       Dutchess Private Equities
                                      Fund, L.P.                            -                22,500

01-18-02          1,285,700(16)       May Davis Group, Inc.                 -                90,000

01-18-02            964,428(16)       Dutchess Advisors, Ltd.               -                67,500

01-18-02            450,000(17)       Joseph B. LaRocco                     -                31,500

08-15-02             69,565(18)       Ralph Glasgal                         -                 1,000

08-15-02             69,565(18)       John S. McNeil                        -                 1,000

12-06-02            121,212(18)       Ralph Glasgal                         -                 1,000

________________________


(1) During this period Utah Clay approached seven creditors of the company, listed below, and offered and sold them restricted common stock in exchange for the cancellation of indebtedness owed to them by the company. Two of the creditors were accredited, and five were non-accredited investors. The sales were made in reliance upon the Rule

        506 exemption from registration. All five non-accredited investors were sophisticated persons who had sufficient knowledge and experience in financial and business matters to allow them to evaluate the merits and risks of the investment. The offering materials provided each investor were current and contained what the company believed was all material information about the company required by Rule 502(b)(2) of Regulation D, which information had been prepared for an offering circular used in an unsuccessful Rule 506 offering attempted in December 1999. The financial statements provided were audited statements of 1998 and 1999.

(2) These shares were issued in exchange for legal services provided to Utah Clay during the period of March 1994 to September 1999 and were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. The beneficial owner of these shares is William H. Thurman, one of the partners of the law firm and an accredited investor. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs.

(3) These shares were issued in exchange for the cancellation of indebtedness of Utah Clay that arose with regard to ore hauling services provided by a company owned by Mr. Groscost, an accredited investor. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs.

(4) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for services rendered with regard to Utah Clay's mining properties. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.


(5) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for his marketing services. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.

(6) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for business planning consulting services rendered for one year. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.

(7) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for technical services with regard to product development. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.

(8) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for technical engineering services with regard to planning for processing plants. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.


(9) These shares were issued to this non-accredited investor to cancel indebtedness owed to this person for a $25,000 loan he made to the company in November 1999. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. He was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. He was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow him to evaluate the merits and risks of the investment.

(10) These shares were issued to this non-accredited investor for subscriptions aggregating $220,000 to be paid in cash by December
        31, 2000. As of September 30, 2000 Utah Clay had received $155,420 of the subscribed amount and had a subscription receivable of $64,580. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. No public solicitation or public advertising was employed. It was provided a copy of an offering circular that had been prepared for an unsuccessful Rule 506 offering conducted in December 1999 as well as financial statements for 1999 and 1998. It was given an opportunity to ask questions of management concerning Utah Clay's affairs. This investor was sophisticated and had sufficient knowledge and experience in financial and business matters to allow it to evaluate the merits and risks of the investment.

(11) These shares were issued to these persons for personal services provided to the issuer - non-executive services by Ryan Engh, legal services by Thomas J. Kenan, legal counsel to the issuer, and executive services by Thomas Harrison and Dennis Engh, officers and directors of the issuer. They were issued pursuant to the exemption from registration provided by Regulation D, Rule 506.

(12) These shares were issued in exchange for financial public relations services pursuant to the exemption from registration provided by Regulation D, Rule 506.

(13) These shares were issued to this person by way of a gift from Thomas J. Kenan, legal counsel to the issuer, to his spouse's trust. The shares were issued in lieu of cash payment for Mr. Kenan's legal services.
        The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506.

(14) These shares were issued in exchange for Mr. Morrison's facilitating a loan to the issuer by guaranteeing the loan. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506.

(15) These shares were issued to Mrs. Engh in consideration of her cancelling $15,030 of indebtedness of the company to her, which indebtedness represented a loan of money earlier made by her to the company. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506.


(16) These shares were issued in exchange for services rendered as a consultant to an investor in the issuer's Equity Line of Credit. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506. May Davis Group, Inc. subsequently transferred these shares to three of the Selling Security Holders named in this Prospectus - Michael Jacobs, 321,425 shares; Hunter Singer, 321-425 shares; and Owen May, 642,850 shares.

(17) These shares were issued in exchange for legal services performed in connection with the issuer's Equity Line of Credit and $195,000 worth of 3-year, 5% convertible debentures. The shares were issued pursuant to the exemption from registration provided by Regulation D, Rule 506.

(18) These shares were issued with regard to the holder's exercise of conversion rights contained in convertible debentures issued in 2001.


Exhibits

      The following exhibits are filed as part of this Registration Statement:

Exhibit
Number          Description of Exhibit
-------         -----------------------

3(i)      -     Articles of Incorporation of Utah Clay Technology, Inc. and
                amendments thereto.*

3(i).1    -     Amended Articles of Incorporation of Utah Clay Technology,
                Inc.***

3(ii)     -     Bylaws of Utah Clay Technology, Inc.*

5         -     Opinion of Thomas J. Kenan on the legality of the securities being registered.****

9         -     2000 Stock Option Plan.*

10        -     White Mountain mining lease, consisting of Amendment Agreement of November 9, 1992; Mining Lease dated March 1, 1994;
                Addendum to Mining Lease dated March 15, 2000; and Addendum to
                Mining Lease dated March 27, 2000.*

10.1      -     Oro Blanco mining lease, consisting of Mining Lease dated
                December 31, 1999.*

10.2      -     Kimberly claims: Mining Lease Agreement (Fullmer-Engh), dated
                June 19, 1993; Addendum to Fullmer-Engh Mining Lease, dated

                March 15, 2000; Option (Engh-Kaolin of the West)to Enter Into Mining Lease, dated September 30, 1996; Option (Kaolin of the West-Utah Clay) to Enter Into Mining Lease, dated September 30, 1996, to which is attached an unexecuted Mining Lease;
                Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27, 2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated March 27, 2000.*

10.3      -     Koosharem claims: Mining Lease Agreement (Fullmer-Engh), dated
                June 19, 1993; Addendum to Fullmer-Engh Mining Lease, dated
                March 15, 2000; Option (Engh-Kaolin of the West)to Enter Into
                Mining Lease, dated September 30, 1996; Option (Kaolin of the
                West-Utah Clay) to Enter Into Mining Lease, dated September 30,
                1996, to which is attached an unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27, 2000; and Addendum to Kaolin of the West-Utah
                Clay Option to Enter Into Mining Lease dated March 27, 2000.*

10.4      -     Topaz claims: Mining Lease Agreement (Fullmer-Engh), dated June
                19, 1993; Addendum to Fullmer-Engh Mining Lease, dated March 15,
                2000; Option (Engh-Kaolin of the West)to Enter Into Mining
                Lease, dated September 30, 1996; Option (Kaolin of the West-Utah
                Clay) to Enter Into Mining Lease, dated September 30, 1996, to which is attached an unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated
                March 27, 2000; and Addendum to Kaolin of the West-Utah Clay
                Option to Enter Into Mining Lease dated March 27, 2000.*

10.7      -     Small Miner's Permit for White Mountain lease issued by Bureau of Land Management and Utah State Division of Oil, Gas and
                Mining.**

10.8      -     Subscription Agreement of November 30, 2001 between Utah Clay
                Technology, Inc. and the Purchasers of $200,000 of Convertible
                Debentures of Utah Clay Technology, Inc.****

10.9      -     Form of Debenture of the convertible debentures described in
                Exhibit 10.8.****

10.10     -     Security Agreement (Stock Pledge) of November 30, 2001 between
                Dennis S. Engh, Daniel Engh, Thomas Harrison (as Pledgors) and the Purchasers of the convertible debentures described in
                Exhibit 10.8.

10.11     -     Registration Rights Agreement of November 30, 2001 between Utah
                Clay Technology, Inc. and the Purchasers of the convertible debentures described in Exhibit 10.8.****

10.12     -     Investment Agreement (Equity Line Financing) of November 30,
                2001 between Utah Clay Technology, Inc. and the Investors bound by the equity line financing.****

10.13     -     Registration Rights Agreement of November 30, 2001 between Utah
                Clay Technology, Inc. and the Investors described in Exhibit
                10.12.****

10.14     -     Escrow Agreement of November 30, 2001 among First Union
                National Bank of New York, New York; Utah Clay Technology,
                Inc.; and May Davis Group, Inc.****

23        -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superceeded by Exhibit 23.2)

23.1      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superceeded by Exhibit 23.3)

23.2      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.4)

23.3      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.  (Superseded by Exhibit
                23.5)

23.4      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.6.)

23.5      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.  (Superseded by Exhibit
                23.7.)

23.6      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.8.)

23.7      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.9.)

23.8      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.10.)

23.9      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit
                23.11.)

23.10     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.12.)

23.11     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.13.)

23.12     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.14.)

23.13     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.15.)

23.14     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement.

23.15     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.


*Previously filed with Amendment No. 1 to Form SB-2 Commission file number
 333-34308; incorporated herein.

**Previously filed with Amendment No. 2 to Form SB-2 Commission file number
  333-34308; incorporated herein.

***Previously filed with Form 10-QSB Current Report for the Period Ended
   September 30, 2001 Commission file number 333-34308; incorporated herein.

****Previously filed with Form SB-2, Commission file number 333-76110.

Item 28.  Undertakings

      The Registrant will -

      (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah.


Date:  April 18, 2003                  UTAH CLAY TECHNOLOGY, INC.


                                       By/s/Dennis S. Engh
                                         -----------------
                                       Dennis S. Engh, President, and
                                       individually as a Director

      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.


Date:  April 18, 2003                    /s/ Darin D. Engh
                                         -------------------
                                       Darin D. Engh, Treasurer,
                                       Secretary and Director


Date:  April 18, 2003                    /s/ Thomas F. Harrison
                                         -------------------------
                                       Thomas F. Harrison, Vice President,
                                       Chief Financial Officer, Principal
                                       Accounting Officer and Director


Date:  April 18, 2003                    /s/ Daniel H. Engh
                                         ----------------------
                                       Daniel H. Engh, Vice President
                                       and Director

PROSPECTUS DELIVERY OBLIGATION. Until ________, 2003 (90 days after the effective date of this Prospectus), all dealers effecting transactions in these securities may be required to deliver a Prospectus. Further, all dealers or brokers that effect transactions in these securities for the selling stockholders are required to deliver a Prospectus.

                        Utah Clay Technology, Inc.
                        Commission File 333-76110


               Exhibits to Post-Effective Amendment No. 2 to Form SB-2 Registration Statement
               -------------------------------------------------------


Number          Description of Exhibit
------          ----------------------

3(i)      -     Articles of Incorporation of Utah Clay Technology, Inc. and
                amendments thereto.*

3(i).1    -     Amended Articles of Incorporation of Utah Clay Technology,
                Inc.***

3(ii)     -     Bylaws of Utah Clay Technology, Inc.*

5         -     Opinion of Thomas J. Kenan on the legality of the securities being registered.****

9         -     2000 Stock Option Plan.*

10        -     White Mountain mining lease, consisting of Amendment Agreement of November 9, 1992; Mining Lease dated March 1, 1994;
                Addendum to Mining Lease dated March 15, 2000; and Addendum to
                Mining Lease dated March 27, 2000.*

10.1      -     Oro Blanco mining lease, consisting of Mining Lease dated
                December 31, 1999.*

10.2      -     Kimberly claims: Mining Lease Agreement (Fullmer-Engh), dated
                June 19, 1993; Addendum to Fullmer-Engh Mining Lease, dated
                March 15, 2000; Option (Engh-Kaolin of the West)to Enter Into
                Mining Lease, dated September 30, 1996; Option (Kaolin of the
                West-Utah Clay) to Enter Into Mining Lease, dated September

                30, 1996, to which is attached an unexecuted Mining Lease; Addendum to Engh-Kaolin of the West Option to Enter Into Mining Lease, dated March 27, 2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated March 27, 2000.*

10.3      -     Koosharem claims: Mining Lease Agreement (Fullmer-Engh), dated
                June 19, 1993; Addendum to Fullmer-Engh Mining Lease, dated
                March 15, 2000; Option (Engh-Kaolin of the West)to Enter Into
                Mining Lease, dated September 30, 1996; Option (Kaolin of the
                West-Utah Clay) to Enter Into Mining Lease, dated September
                30, 1996, to which is attached an unexecuted Mining Lease;
                Addendum to Engh-Kaolin of the West Option to Enter Into
                Mining Lease, dated March 27, 2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated
                March 27, 2000.*

10.4      -     Topaz claims: Mining Lease Agreement (Fullmer-Engh), dated
                June 19, 1993; Addendum to Fullmer-Engh Mining Lease, dated
                March 15, 2000; Option (Engh-Kaolin of the West)to Enter Into
                Mining Lease, dated September 30, 1996; Option (Kaolin of the
                West-Utah Clay) to Enter Into Mining Lease, dated September
                30, 1996, to which is attached an unexecuted Mining Lease;
                Addendum to Engh-Kaolin of the West Option to Enter Into
                Mining Lease, dated March 27, 2000; and Addendum to Kaolin of the West-Utah Clay Option to Enter Into Mining Lease dated
                March 27, 2000.*

10.7      -     Small Miner's Permit for White Mountain lease issued by Bureau of Land Management and Utah State Division of Oil, Gas and
                Mining.**

10.8      -     Subscription Agreement of November 30, 2001 between Utah Clay
                Technology, Inc. and the Purchasers of $200,000 of Convertible
                Debentures of Utah Clay Technology, Inc.****

10.9      -     Form of Debenture of the convertible debentures described in
                Exhibit 10.8.****

10.10     -     Security Agreement (Stock Pledge) of November 30, 2001 between
                Dennis S. Engh, Daniel Engh, Thomas Harrison (as Pledgors) and the Purchasers of the convertible debentures described in
                Exhibit 10.8.****

10.11     -     Registration Rights Agreement of November 30, 2001 between
                Utah Clay Technology, Inc. and the Purchasers of the convertible debentures described in Exhibit 10.8.****

10.12     -     Investment Agreement (Equity Line Financing) of November 30,
                2001 between Utah Clay Technology, Inc. and the Investors bound by the equity line financing.****

10.13     -     Registration Rights Agreement of November 30, 2001 between
                Utah Clay Technology, Inc. and the Investors described in
                Exhibit 10.12.****

10.14     -     Escrow Agreement of November 30, 2001 among First Union
                National Bank of New York, New York; Utah Clay Technology,
                Inc.; and May Davis Group, Inc.****

23        -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superceeded by Exhibit 23.2)

23.1      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superceeded by Exhibit 23.3)

23.2      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.4)

23.3      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.5)

23.4      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.6.)

23.5      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.  (Superseded by Exhibit
                23.7.)

23.6      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.8.)

23.7      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.9.)

23.8      -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.10.)

23.9      -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit
                23.11.)

23.10     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.12.)

23.11     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.  (Superseded by Exhibit
                23.13.)

23.12     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement.

23.13     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.

23.12     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement. (Superseded by Exhibit 23.14.)

23.13     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant. (Superseded by Exhibit 23.15.)

23.14     -     Consent of Thomas J. Kenan, to the reference to him as an
                attorney who has passed upon certain information contained in the Registration Statement.

23.15     -     Consent of Kabani & Company, Certified Public Accountants,
                independent auditors of the Registrant.

*Previously filed with Amendment No. 1 to Form SB-2 Commission file number
 333-34308; incorporated herein.

** Previously filed with Amendment No. 2 to Form SB-2 Commission file number
  333-34308; incorporated herein.

*** Previously filed with Form 10-QSB Current Report for the Period Ended
  September 30, 2001 Commission file number 333-34308; incorporated herein.

****Previously filed with Form SB-2, Commission file number 333-76110.

                        FULLER, TUBB, POMEROY & STOKES
                          A PROFESSIONAL CORPORATION
                              ATTORNEYS AT LAW
                    201 ROBERT S. KERR AVENUE, SUITE 1000
                           OKLAHOMA CITY, OK 73102
G. M. FULLER (1920-1999)                                TELEPHONE 405-235-2575
JERRY TUBB                                              FACSIMILE 405-232-8384
DAVID POMEROY
TERRY STOKES
     _____

OF COUNSEL:
MICHAEL A. BICKFORD
THOMAS J. KENAN
ROLAND TAGUE
BRADLEY D. AVEY


                               April 21, 2003




Dennis Engh, President
Utah Clay Technology, Inc.
3985 South 2000 East
Salt Lake City, UT   84124

                             Re:     Utah Clay Technology, Inc.

Dear Mr. Engh:


     The undersigned is named in the Post-Effective Amendment No. 2 to Form SB-2 Registration Statement of Utah Clay Technology, Inc. (the "Company"), a Utah corporation, which registration statement is to be filed with the Securities and Exchange Commission in connection with the registration of 33,900,119 shares of Common Stock being offered by certain selling security holders. The capacity in which the undersigned is named in such SB-2 Registration Statement is that of counsel to the Company and as a person who has given an opinion on the validity of the securities being registered and upon other legal matters concerning the registration or offering of the securities described therein.


     The undersigned hereby consents to being named in such SB-2 Registration Statement in the capacity therein described.

                              Sincerely,


                              /s/ Thomas J. Kenan

                              Thomas J. Kenan









                                                                Exhibit 23.14
                                                             Page 1 of 1 Page

                               KABANI & COMPANY, INC.
                            Certified Public Accountants
                            8700 Warner Avenue, Suite 200
                          Fountain Valley, California 92708
                               Telephone 714-849-1543
                                  Fax 714-596-0303
                            e-mail:  hamid@kabanico.com









                           CONSENT OF INDEPENDENT AUDITORS

     We consent to the use of our report dated April 8, 2003, with respect to the financial statements of Utah Clay Technology, Inc. included in a Post-Effective Amendment No. 1 to Form SB-2 Registration Statement for the registration of 33,900,119 common shares.



                              /s/ Kabani & Company, Inc.

                              Kabani & Company, Inc.

Fountain Valley, California

April 21, 2003









                                                                 Exhibit 23.15
                                                              Page 1 of 1 Page